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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant As Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement is being furnished to the stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company"), in connection with the amendment and restatement of the Company's 2003 Incentive Award Plan to authorize the Company to grant to its employees, consultants and directors, additional forms of equity-based compensation, including options to purchase shares of the Company's Series H Participating Convertible Preferred Stock under the plan. This action is discussed in more detail below under the heading "Proposal."

        The Company anticipates that this Information Statement will be first mailed to stockholders on or about June 11, 2004.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Note Regarding Share and Per Share Data

        On May 18, 2004, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the sale of shares of its common stock, par value $.001 (the "Common Stock"), in a firm commitment, underwritten public offering. Immediately prior to the effectiveness of the Registration Statement, the Company will implement a 1-for-20 reverse stock split pursuant to which each currently authorized share of Common Stock will be converted into 1/20th of a share of Common Stock (the "Offering Reverse Split"). Additionally, in connection with the completion of the merger of Allied Riser Communications Corporation with a subsidiary of the Company in February 2002, which is discussed in the footnotes to the financial statements accompanying this Information Statement, the Company completed a 1-for-10 reverse stock split with respect to its common stock (the "Allied Riser Reverse Split").

        All share and per-share information, including the reported price of our common stock, contained in and accompanying this Information Statement reflects the occurrence of the Allied Riser Reverse Split, and gives effect to the Offering Reverse Split.

Outstanding Shares; Voting Rights

        The Company anticipates that prior to the mailing this Information Statement (the "Consent Date"), stockholders holding capital stock of the Company representing a number of votes necessary to do so will have acted by written consent to approve the Proposal. On May 31, 2004, the Company's issued and outstanding capital stock consisted of:

  •
  801,065 shares of common stock, which was held by approximately 460 holders of record;

  •
  11,000 shares of Series F Participating Convertible Preferred Stock, par value $.001 per share (the "Series F Preferred Stock");

  •
  41,030 shares of Series G Participating Convertible Preferred Stock, par value $.001 per share (the "Series G Preferred Stock");

  •
  47,308 shares of Series H Participating Convertible Preferred Stock, par value $.001 per share (the "Series H Preferred Stock");

  •
  2,575 shares of Series I Participating Convertible Preferred Stock, par value $.001 per share (the "Series I Preferred Stock"); and

  •
  3,891 shares of Series J Participating Convertible Preferred Stock, par value $.001 per share (the "Series J Preferred Stock").

        Holders of shares of our common stock are entitled to one vote for every share held, and holders of our Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock (the "Preferred Stock") are entitled to a number of votes per share equal to the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock. Each share of Series F Preferred Stock is convertible into 310 shares of common stock; each share of Series G Preferred Stock is convertible into between 288 and 981 shares of common stock (depending on the specific terms of the sub-series); each share of Series H Preferred Stock is convertible into 38 shares of common stock; each share of Series I Preferred Stock is convertible into 310 shares of common stock; and each share of Series J Preferred Stock is convertible into 1,550 shares of common stock.

Dissenters' Rights of Appraisal

        Under the laws of the State of Delaware and the Company's governing documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with the proposals described in this Information Statement.

PROPOSAL

APPROVAL OF
THE 2004 INCENTIVE AWARD PLAN

        It is anticipated that prior to the date of the mailing of this Information Statement, the Board of Directors will have, subject to stockholder approval, adopted the Company's 2004 Incentive Award Plan, a copy of which is attached hereto as Appendix A (the "2004 Plan"). It is also anticipated that on or around the date of mailing this Information Statement, stockholders holding capital stock of the Company in an amount sufficient to do so will give their written consent to approve the adoption of the 2004 Plan.

General

        During the third quarter of 2003, the Company and its stockholders adopted and approved the Company's 2003 Incentive Award Plan (the "Prior Plan"). The Award Plan was adopted based on the belief that it was necessary to permit the Company to incentivize the Company's employees, and consultants by permitting the Company to grant them restricted shares of the Company's Series H Preferred Stock (such grants "Restricted Series H Awards") as part of their overall compensation.

        The 2004 Plan seeks to enhance and supplement the Prior Plan by broadening the types of awards that may be granted to employees and consultants and by providing for grants to directors. In addition to Restricted Series H Awards, the 2004 Plan will provide the Company with the ability to award other equity-based incentive compensation, such as options to purchase shares of the Company's Series H Preferred Stock and Common Stock, stock appreciation rights ("SARs"), dividend equivalent rights, performance awards, restricted stock units deferred stock and stock payments (collectively, other "Awards") to employees, consultants and directors.

        The principal purpose for the adoption of the 2004 Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees, consultants and directors to those of the Company and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company's stockholders. In the current environment of evolving practice in the area of equity-based compensation, the 2004 Plan will also give the Company the flexibility to offer a variety of types of compensation to remain competitive in recruiting and retaining qualified key personnel.

        Under the 2004 Plan, 32,858 shares of Series H Preferred Stock plus any of the 47,308 shares subject to Restricted Series H Awards under the Prior Plan, are authorized for issuance upon the exercise of options, as Restricted Series H Awards, as SARs and other Awards, or upon vesting of other Awards. Dividend equivalent rights granted with respect to options and other Awards under the 2004 Plan do not count toward this limit. Furthermore, the maximum number of shares which may be subject to options, SARs or other Awards granted under the 2004 Plan to any individual in any twelve month period cannot, subject to adjustment as provided in the 2004 Plan, exceed 20,000. There are currently 47,308 shares subject to Restricted Series H Awards outstanding under the Prior Plan. No further grants of Restricted Series H Awards will be made under the Prior Plan after the 2004 Plan is approved.

        The 32,858 shares of Series H Preferred Stock issuable under the Award Plan are convertible (on a 1-for-38 1/2 ratio) into 1,263,770 shares of Common Stock in the following circumstances: Each share of the Series H Preferred Stock issuable under the Award Plan may, once applicable restrictions on the shares have lapsed, be converted into shares of Common Stock at the election of its holder at any time. Additionally, each share of Series H Preferred Stock issued or issuable under the Award Plan will be automatically converted into shares of Common Stock upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series H Preferred Stock or upon the occurrence of certain other events as described in the certificate of designations of the Series H Preferred Stock. In the event of an automatic conversion of all issued and issuable shares of Series H Preferred Stock, the shares of the Company's stock available for issuance under the 2004 Plan will be that number of shares of Common Stock into which the number of shares of Series H Preferred Stock then available for issuance under the plan have been converted. For example, if at the time of an automatic conversion of all issued and issuable shares of Series H Preferred Stock, there are ten shares of Series H Preferred Stock available for issuance under the 2004 Plan, after giving effect to the automatic conversion, there will be 385 shares of Common Stock available for issuance under the 2004 Plan.

        As of June 3, 2004, the closing price of the Company's Common Stock on the American Stock Exchange was $0.40, or $8.00 per share after the reverse split.

        The Series H Preferred Stock available for issuance under the 2004 Plan may either be previously authorized but unissued shares or treasury shares. The compensation committee and/or the full Board of Directors, as applicable, will make appropriate adjustments in the number and kind of securities subject to the 2004 Plan and to outstanding Awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, repurchase, liquidation or dissolution of the Company; the sale, transfer, exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company; or any other similar corporate transaction or event.

        If any portion of an Award expires or is canceled without having been fully exercised, the shares that were subject to the unexercised portion of such Award will continue to be available for issuance under the 2004 Plan.

        The principal features of the 2004 Plan are summarized below. However, this summary is qualified in its entirety by reference to the 2004 Plan, which is included in its entirety as Appendix A hereto.

Administration

        Generally, the compensation committee of the Board or a subcommittee thereof (the "Committee") will administer the 2004 Plan. The Committee will consist solely of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act, an "independent director" for purposes of American Stock Exchange or NASDAQ corporate governance standards, and, with respect to options, restricted stock, SARs and other Awards which are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Service Code (the "Code"), an "outside director" within the meaning of Section 162(m) of the Code. However, with respect to grants of options to non-employee directors and persons subject to Section 16 of the Exchange Act, the Board as a whole shall administer the 2004 Plan. Subject to the terms and conditions of the 2004 Plan, the Committee or the full Board of Directors, as appropriate, which are collectively referred to as the Committee has the authority to select the employees to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2004 Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 2004 Plan.

Payment for Shares

        The exercise or purchase price for all options, SARs and other Awards that provide a right to acquire Series H Preferred Stock or Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Series H Preferred Stock or Common Stock owned by the recipient (or issuable upon exercise of the option) valued at its fair market value on the date of exercise. Options may also be exercised through delivery of other property which constitutes good and valuable consideration, through delivery of a recourse promissory note bearing interest payable to the Company, or through a broker assisted cash-less exercise procedure.

Eligibility

        Options, restricted stock, SARs and other Awards under the 2004 Plan may be granted to individuals who are (1) employees of the Company or any of its affiliates, (2) non-employee directors of the Company or any of its affiliates, and (iii) consultants and advisors to the Company and its affiliates, as selected by the Committee. However, options which are intended to qualify as ISOs (as defined below) may only be granted to employees.

Awards under the 2004 Plan

        The 2004 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments, restricted stock units deferred stock, performance-based awards and other stock-based awards. Each grant will be set forth in a separate agreement with the person receiving the grant and will indicate the type, terms and conditions of the grant. The following briefly describes the characteristics of each type of grant that may be made under the 2004 Plan:

        Nonqualified Stock Options.    Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Series H Preferred Stock at a specified price, and usually will become exercisable, in the discretion of the Committee, in one or more installments after the grant date. NQSOs may be granted for any term specified by the Committee, as that term is defined in the 2004 Plan.

        Incentive Stock Options.    Incentive Stock Options ("ISOs") will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must (1) have an exercise price not less than the fair market value of the Series H Preferred Stock underlying the subject options, or the Common Stock into which the Series H Preferred Stock underlying the subject options is convertible, in each case on the date of grant, (2) may only be granted to employees, (3) must expire within a specified period of time following the optionee's termination of employment, and (4) must be exercised within ten years after the date of grant. In the case of an ISO granted to an individual who owns, or is deemed to own, at least 10% of the total combined voting power of all classes of stock of the Company, the 2004 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Series H Preferred Stock underlying the subject options, or the Common Stock into which the Series H Preferred Stock underlying the subject options is convertible, in each case on the date of grant, and the ISO must expire no later than the fifth anniversary of the date of its grant. No ISOs may be granted under the 2004 Plan after ten years from the date it is originally approved by the Company's stockholders.

        Restricted Stock Awards.    A restricted stock award is the grant of shares of Series H Preferred Stock at a price determined by the Committee (which price may include zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee.

        Stock Appreciation Rights.    SARs may be granted in connection with stock options or other Awards, or separately. SARs granted by the Committee in connection with stock options or other Awards will provide for payments to the holder based upon increases in the price of the Company's Series H Preferred Stock or Common Stock over the exercise price of the related option or other

Awards. Payment for SARs may be made in cash or shares of Series H Preferred Stock. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2004 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash, or in Series H Preferred Stock or in any combination of the two.

        Restricted Stock Units.    Restricted stock units represent the right to receive shares of Series H Preferred Stock at some date in the future, subject to forfeiture of such right. If the restricted stock unit has not be forfeited, then on the date specified in the restricted stock unit the Company shall deliver to the holder of the restricted stock unit, unrestricted shares of Series H Preferred Stock which are freely transferable.

        Dividend Equivalents.    Dividend Equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

        Performance Awards.    Performance Awards may be granted by the Committee to participants based upon, among other things, the contributions, responsibilities and other compensation of the particular employee. Generally, these Awards will be based upon specific performance criteria and may be paid in cash, in Series H Preferred Stock or in Common Stock or in any combination of the three.

        Stock Payments.    Stock Payments may be authorized by the Committee in the form of shares of Series H Preferred Stock, or an option or other right to purchase Series H Preferred Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the participant.

        Deferred Stock.    Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock Award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

        The Committee may designate employees as "Section 162(m) Participants," whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant to Section 162(m) Participants restricted stock, deferred stock, SARs, dividend equivalents, performance awards and stock payments that vest or become exercisable upon the attainment of performance targets for the Company that are related to one or more of the following performance goals: net earnings (either before or after interest, taxes, depreciation and amoritization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on assets (net or gross), return on stockholders' equity, return on sales, gross or net profit margin, productivity, expense margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. Each of the performance goals shall be determined in accordance with generally accepted accounting principles.

Certain Grants under the Amended and Restated Award Plan

        The following table sets forth information relating to grants of options that the Board of Directors has determined will be made pursuant to the 2004 Plan to:

  •
  each of the executive officers named in the Summary Compensation Table attached hereto as Exhibit F;

  •
  our executive officers as a group;

  •
  our directors (who are not executive officers) as a group; and

  •
  our employees (including all current officers who are not executive officers) as a group.

        The dollar value set forth in the table assumes exercise of the options and conversion of the Series H Preferred Stock into Common Stock and is based on the closing price of the Company's Common Stock on the American Stock Exchange on May 25, 2004. Mr. Schaeffer's options will vest fully in 30 months from grant. The remaining options will vest with respect to 25% in 12 months from grant with the remaining 75% vesting in 36 equal monthly installments.

New Plan Benefits

Name and Position	Dollar Value ($)	Number of Shares of Series H Preferred Stock Subject to Option
Dave Schaeffer Chairman, President and Chief Executive Officer	$3,461,455	15,000
Helen Lee (2) Chief Financial Officer	—	—
Mark Schleifer Vice President, IP Engineering	57,691	250
Robert Beury Chief Legal Officer	80,767	350
Bruce Wagner (3) Vice President of Sales	—	—
Executive Group	3,842,216	16,650
Non-Executive Director Group	242,302	1,050
Non-Executive Officer Employee Group	103,844	450

(2)
Ms. Lee resigned on May 3, 2004.

(3)
Mr. Wagner resigned on February 27, 2004.

Miscellaneous Provisions

        All Awards granted under the 2004 Plan will become exercisable in full upon the occurrence of a change in control (as defined in the 2004 Plan), unless the Award is assumed by any successor in such change in control, or the award agreement otherwise provides. In connection with a change in control, the Committee may cause the Awards to terminate but shall give the holder of the Awards the right to exercise their outstanding Awards or receive their other rights under the Awards outstanding for some period of time prior to the change in control, even though the Awards may not be exercisable or otherwise payable. Additionally, the Committee may provide that all restrictions imposed on some or all shares of restricted stock, restricted stock units, deferred stock shall lapse.

        Generally, no option, SAR or other Award granted under the 2004 Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. The Committee may allow Awards other than ISOs to be transferred for estate or tax planning purposes to members of the holder's family, charitable institutions or trusts for the benefit of family members. In addition, the Committee may allow Awards to be transferred to so-called "blind trusts" by a holder of an Award who is terminating employment in connection with the holder's service with the government, an educational or other non-profit institution.

        As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any option or other Award granted under the 2004 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other Awards, subject to the discretion of the Committee to disapprove such use.

        The 2004 Plan must be approved by the stockholders within twelve months of the date of its adoption. However, Awards under the 2004 Plan may be granted prior to such approval, provided that such Awards may not vest or become exercisable prior to the stockholders' approval of the 2004 Plan, and that if such approval is not received within the twelve month period, all such Awards shall become null and void.

Securities Laws

        The 2004 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 2004 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2004 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Certain Federal Income Tax Consequences

        The tax consequences of the 2004 Plan under current federal law are summarized in the following discussion. This discussion is limited to the general tax principles applicable to the 2004 Plan, and is intended for general information only. State and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

        Nonqualified Stock Options.    For federal income tax purposes, an optionee generally will not recognize taxable income at the time an NQSO is granted under the 2004 Plan. The optionee will recognize ordinary income, and the Company generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee's basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gain or loss.

        Incentive Stock Options.    An optionee generally will not recognize taxable income either at the time an ISO is granted or when it is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an "item of tax preference" to the optionee for purposes of alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of Series H Preferred Stock or Common Stock acquired by the exercise of an ISO, the optionee will recognize taxable income. If stock acquired by the exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If these holding period requirements are not met and the stock is sold for a gain, then the difference between the option price and the fair market value of the stock on the date of exercise will be taxed as ordinary income and any gain over that will be eligible for long or short term capital gain treatment. If the holding period is not met and the shares are disposed of for less than the fair market value on the date of exercise, then the amount of ordinary income is limited to the excess, if any, of the amount realized over the exercise price paid. The Company generally will be entitled to a deduction in the amount of any ordinary income recognized by the optionee.

        Stock Appreciation Rights.    No taxable income is generally recognized upon the receipt of a SAR, but upon exercise of the SAR, cash or the fair market value of the shares received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

        Restricted Stock and Restricted Stock Units.    A participant to whom restricted or restricted stock units is issued generally will not recognize taxable income upon such issuance and the Company generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income and the Company generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price thereof. Similarly, when the restricted stock unit vests and the shares are issued to a participant, the participant generally will recognize ordinary income and the Company generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) of the Code with respect to qualifying restricted stock, the participant generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company will be entitled to a deduction for the same amount. The Code does not permit a Section 83(b) election to be made with respect to restricted stock units.

        Deferred Stock.    A participant will not recognize taxable income for federal income tax purposes on the grant of an award of deferred stock, and the Company will not be entitled to a deduction until the stock is actually transferred to the participant. At such time the participant will have ordinary income equal to the value of the deferred stock delivered, (less any price paid for such stock) and the Company will be entitled to a corresponding deduction.

        Dividend Equivalents.    A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

        Performance Awards.    A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash, Series H Preferred Stock or Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

        Stock Payments.    A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally will be entitled to a deduction for the same amount.

        Section 162(m) Limitation.    In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the 2004 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 2004 Plan may qualify as "qualified performance-based compensation" for purposes of Section 162(m) if such awards are granted or vest upon the preestablished objective performance goals described above.

        The Company has attempted to structure the 2004 Plan in such a manner that the Committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted thereunder in order to determine whether the remuneration attributable to such awards will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. This discussion will neither bind the IRS nor preclude the IRS from taking a contrary position with respect to the 2004 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides summary information regarding the beneficial ownership of the Company's outstanding capital stock as of May 31, 2004, after giving effect to the Offering Reverse Split and assuming conversion of the Preferred Stock for:

  •
  each person or group who beneficially owns more than 5% of the Company's capital stock on a fully diluted basis;

  •
  each of the named executive officers;

  •
  each of the Company's directors; and

  •
  all of the Company's directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 5, 2004 and shares of restricted stock not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options or shares of restricted stock, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage Ownership
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487(1)	4,931,631	19.18%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880(3)	3,965,045	15.42%
Entities affiliated with BNP Europe Telecom & Media Fund II, LP(5)	3,874,768	15.07%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301(2)	3,305,274	12.85%
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024(4)	2,011,542	7.82%
Cisco Systems Capital Corporation(6)	3,409,995	13.26%
Dave Schaeffer(7)	907,596	3.53%
Erel Margalit(1)	4,931,631	19.18%
Michael Carus(1)	4,931,631	19.18%
Edward Glassmeyer(3)	3,965,045	15.42%
Jean-Jacques Bertrand(5)	3,874,768	15.07%

Timothy Weingarten(2)	3,305,274	12.85%
Steven Brooks(4)	2,011,542	7.82%
H. Helen Lee(8)	90,885	*
Mark Schleifer(9)	11,500	*
Robert Beury(10)	11,500	*
Bruce Wagner(11)	12,981	*
Directors and executive officers as a group (14 persons)(12)	19,157,264	74.49

*
Less than 1%

(1)
Includes shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner and Mr. Carus is a General Partner and CFO, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Messrs. Margalit and Carus disclaim beneficial ownership of such shares.

(2)
Includes shares held by entities affiliated with Worldview Technology Partners, of which Mr. Weingarten is an employee, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.

(3)
Includes shares held by entities affiliated with Oak Investment Partners, of which Mr. Glassmeyer is a director, including: (a) Oak Investment Partners IX, LP, (b) Oak IX Affiliates Fund, LP, and (c) Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(4)
Includes shares held by entities affiliated with Broadview Capital Partners, of which Mr. Brooks is Managing Partner, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) Broadview Capital Partners Affiliates Fund, (e) Broadview Capital Partners Management, and (f) Broadview Capital Partners Qualified Purchaser Fund. Mr. Brooks disclaims beneficial ownership of such shares.

(5)
Includes shares held by Natio Vie Developpement3, Fonds Communde Placement a Risque ("NVD3"), and BNP Europe Telecom & Media Fund II ("BNP ETMF"). BNP ETMF may be deemed to beneficially own the shares owned by NVD3 by virtue of their relationship, whereby BNP Private Equity SA ("BNP PE") is the management company of NVD 3 and BNP PE shares certain common directors with General Business Finance and Investments Ltd ("GBFI"), the general partner of BNP ETMF. Pursuant to the terms of the merger agreement pursuant to which the Series I Preferred Stock and Series J Preferred Stock were issued, Jean Jacques Bertrand became a member of the Company's Board of Directors. Mr. Bertrand is a member of the Board of Directors of BNP PE and is a director and one of the shareholders of GBFI. Mr. Bertrand disclaims beneficial ownership of the shares held by NVD3 and BNP ETMF.

(6)
Includes 11,000 shares of Series F Preferred Stock, convertible into 3,409,995 shares of Common Stock.

(7)
Includes 14,771 shares of Common Stock, 8,021 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes 200 shares of Series G Preferred Stock convertible into 196,174 shares of Common Stock and 18,113 shares of Series H Preferred Stock, convertible into 696,651 shares of Common Stock.

(8)
Includes 2,363 shares of Series H Preferred Stock, convertible into 90,885 shares of Common Stock. Ms. Lee resigned on May 3, 2004 and accordingly forfeits her Series H Preferred Stock that remained restricted on that date.

(9)
Includes 299 shares of Series H Preferred Stock, convertible into 11,500 shares of Common Stock.

(10)
Includes 299 shares of Series H Preferred Stock, convertible into 11,500 shares of Common Stock.

(11)
Includes 337 shares of Series H Preferred Stock, convertible into 12,981 shares of Common Stock. Mr. Wagner resigned on February 27, 2004 and accordingly forfeits his Series H Preferred Stock that remained restricted on that date.

(12)
See footnotes (1) through (6) above. Consists of Dave Schaeffer, H. Helen Lee, Bruce Wagner, Mark Schleifer, Robert Beury, Erel Margalit, Edward Glassmeyer, Timothy Weingarten, Steven Brooks, Michael Carus, Jean-Jacques Bertrand, R. Brad Kummer, Timothy O'Neill and Thaddeus Weed.

FINANCIAL AND OTHER INFORMATION REGARDING THE COMPANY

        The following additional information is attached to this Information Statement as indicated below:

  •
  The audited balance sheets for fiscal years ended December 31, 2003 and 2002 and audited statements of operations, statements of stockholders' equity and statements of cash flows for the years ended 2003, 2002 and 2001 and related notes thereto (attached hereto as Appendix B);

  •
  The unaudited balance sheets as of March 31, 2004 and unaudited statements of operations, and statements of cash flows for the three-month periods ended March 31, 2003 and 2004 and related notes thereto (attached hereto as Appendix C).

  •
  "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the periods covered by the audited and unaudited financial statements (attached hereto as Appendix D); and

  •
  "Quantitative and Qualitative Disclosures About Market Risk" (attached hereto as Appendix E).

  •
  "Executive Compensation" (attached hereto as Appendix F).

OTHER MATTERS

        The Company has filed an Annual Report for its fiscal year ended December 31, 2003 on Form 10-K and a Quarterly Report for the three months ended March 31, 2004 on Form 10-Q with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K or the Form 10-Q by writing to Cogent Communications Group, Inc., 1015 31st Street N.W., Washington, D.C. 20007.

By Order of the Board of Directors

David Schaeffer, Chairman and Chief Executive Officer

Dated: June 4, 2004
Washington, D.C.

Appendix A

COGENT COMMUNICATIONS GROUP, INC
2004 INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

        The purpose of the Cogent Communications Group, Inc. 2004 Incentive Award Plan (the "Plan") is to promote the success and enhance the value of Cogent Communications Group, Inc. (the "Company") by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

        Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

        2.1    "Award" means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock award, a Restricted Stock Unit award, an Other Stock-Based Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

        2.2    "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

        2.3    "Board" means the Board of Directors of the Company.

        2.4    "Change in Control" means a change in ownership or control of the Company effected through the first to occur of any of the following transactions:

  (a)
  A consolidation, merger or reorganization of the Company with or into any other corporation or corporations in which the stockholders of the Company immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation;

  (b)
  Any transaction or series of related transactions in which at least fifty percent (50%) of the Company's voting power is transferred;

  (c)
  The sale, transfer or lease of all or substantially all of the assets of the Company;

  (d)
  Any acquisition of shares of capital stock of the Company (whether through a direct issuance by the Company, negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event; or

  (e)
  The Company consummates a plan of complete liquidation of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

        2.5    "Code" means the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

        2.6    "Committee" means the committee of the Board described in Article 11.

        2.7    "Consultant" means any consultant or adviser if:

          (a)   The consultant or adviser renders bona fide services to the Company;

          (b)   The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and

          (c)   The consultant or adviser is a natural person who has contracted directly with the Company to render such services.

        2.8    "Covered Employee" means an Employee who is, or could be, a "covered employee" within the meaning of Section 162(m) of the Code.

        2.9    "Deferred Stock" means a right to receive a specified number of shares of Stock during specified time periods pursuant to Article 8.

        2.10  "Disability" means that the Participant qualifies to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time.

        2.11  "Dividend Equivalents" means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

        2.12  "Effective Date" shall have the meaning set forth in Section 12.1.

        2.13  "Employee" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

        2.14  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.15  "Fair Market Value" means, as of any given date, the fair market value of a share of Stock on the immediately preceding date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Stock as of any date shall be the average of the high and low trading prices for a share of Stock as reported on the American Stock Exchange (or on any national securities exchange on which the Stock is then listed) for the immediately preceding date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported.

        2.16  "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

        2.17  "Independent Director" means a member of the Board who is not an Employee of the Company.

        2.18  "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

        2.19  "Non-Qualified Stock Option" means an Option that is not intended to be an Incentive Stock Option.

        2.20  "Option" means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

        2.21  "Other Stock-Based Award" means an Award granted or denominated in Stock or units of Stock pursuant to Section 8.7 of the Plan.

        2.22  "Participant" means a person who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

        2.23  "Performance-Based Award" means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, and which is intended to qualify as Qualified Performance-Based Compensation.

        2.24  "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on net assets, return on stockholders' equity, return on assets, stockholder returns, return on sales, gross or net profit margin, productivity, expense margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

        2.25  "Performance Goals" means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

        2.26  "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance-Based Award.

        2.27  "Performance Share" means a right granted to a Participant pursuant to Article 8, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

        2.28  "Performance Stock Unit" means a right granted to a Participant pursuant to Article 8, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

        2.29  "Prior Plan" means, the 2003 Incentive Award Plan of the Company as such plan may be amended from time to time.

        2.30  "Plan" means this Cogent Communications Group, Inc. 2004 Incentive Award Plan, as it may be amended from time to time.

        2.31  "Qualified Performance-Based Compensation" means any compensation that is intended to qualify as "qualified performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

        2.32  "Restricted Stock" means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

        2.33  "Restricted Stock Unit" means an Award granted pursuant to Section 8.6.

        2.34  "Securities Act" shall mean the Securities Act of 1933, as amended.

        2.35  "Stock" means the Series H Participating Convertible Preferred Stock of the Company, par value $.001 per share, any shares of Common Stock into which the Series H Participating Convertible Preferred Stock may be converted and such other securities of the Company that may be substituted for Stock pursuant to Article 10.

        2.36  "Stock Appreciation Right" or "SAR" means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

        2.37  "Stock Payment" means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 8.

        2.38  "Subsidiary" means any "subsidiary corporation" as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

        3.1    Number of Shares.

        (a)   Subject to Article 10 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be the sum of: (i) 30,000 shares of stock; and (ii) any shares of Stock which as of the Effective Date are available for issuance under the Prior Plan and which following the Effective Date are not issued under the Prior Plan. In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be the number specified in Section 3.1(a)(i), and, if necessary to satisfy such regulations, such maximum limit shall apply to the number of shares of Stock that may be delivered in connection with each other type of Award under the Plan (applicable separately to each type of Award).

        (b)   To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

        3.2    Stock Distributed.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

        3.3    Limitation on Number of Shares Subject to Awards.    Notwithstanding any provision in the Plan to the contrary, and subject to Article 10, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant in any twelve-month period shall not exceed 20,000 shares of Stock.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

        4.1    Eligibility.

        (a)   General. Persons eligible to participate in this Plan include Employees, Consultants and all members of the Board, as determined by the Committee.

        (b)   Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan.

        4.2    Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

        5.1    General.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (a)    Exercise Price.    The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement.

          (b)    Time and Conditions of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

          (c)    Payment.    The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, shares of Stock held for longer than 6 months having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or other property acceptable to the Committee (including through the delivery of a notice that the

  Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

          (d)    Evidence of Grant.    All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

        5.2    Incentive Stock Options.    Incentive Stock Options may be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2:

          (a)    Exercise Price.    The exercise price per share of Stock shall be set by the Committee; provided that the exercise price for any Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date of grant.

          (b)    Expiration of Option.    An Incentive Stock Option may not be exercised to any extent by anyone after the first to occur of the following events:

            (i)    Ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

            (ii)   One year after the date of the Participant's termination of employment or service on account of Disability or death. Upon the Participant's Disability or death, any Incentive Stock Options exercisable at the Participant's Disability or death may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant's last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

          (c)    Individual Dollar Limitation.    The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

          (d)    Ten Percent Owners.    An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

          (e)    Transfer Restriction.    The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

          (f)    Expiration of Incentive Stock Options.    No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

          (g)    Right to Exercise.    During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

        5.3    Substitution of Stock Appreciation Rights.    The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 7.2 hereof; provided that such Stock Appreciation Right shall be exercisable for the same number of shares of Stock as such substituted Option would have been exercisable for.

        5.4    Granting of Options to Independent Directors.    The Board may from time to time, in its sole discretion, and subject to the limitations of the Plan:

          (a)   Select from among the Independent Directors (including Independent Directors who have previously been granted Options under the Plan) such of them as in its opinion should be granted Options;

          (b)   Subject to Section 3.3, determine the number of shares of Stock that may be purchased upon exercise of the Options granted to such selected Independent Directors; and

          (c)   Subject to the provisions of this Article 5, determine the terms and conditions of such Options, consistent with the Plan.

Options granted to Independent Directors shall be Non-Qualified Stock Options.

ARTICLE 6

RESTRICTED STOCK AWARDS

        6.1    Grant of Restricted Stock.    The Committee is authorized to make Awards of Restricted Stock to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement.

        6.2    Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

        6.3    Forfeiture.    Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

        6.4    Certificates for Restricted Stock.    Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the

Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

        6.5    Performance Based Awards.    The Committee shall determine and designate if any grants of Restricted Stock under this Article 6 made to Covered Employees are intended to be Qualified Performance-Based Compensation. If the Committee designates an Award of Restricted Stock as a Performance Based Award, the restrictions on such Award will lapse depending upon the satisfaction of Performance Goals which are established and later certified in accordance with the requirements of Code Section 162(m). Any such Performance Based Award may be subject to such additional limitations as the Committee determines is necessary to conform with the requirements as Qualified Performance-Based Compensation under Code Section 162(m).

ARTICLE 7

STOCK APPRECIATION RIGHTS

        7.1    Grant of Stock Appreciation Rights.    A Stock Appreciation Right may be granted to any Participant selected by the Committee. A Stock Appreciation Right may be granted (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

        7.2    Coupled Stock Appreciation Rights.

        (a)   A Coupled Stock Appreciation Right ("CSAR") shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

        (b)   A CSAR may be granted to a Participant for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

        (c)   A CSAR shall entitle the Participant (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company the unexercised portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Stock on the date of exercise of the CSAR by the number of shares of Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

        7.3    Independent Stock Appreciation Rights.

        (a)   An Independent Stock Appreciation Right ("ISAR") shall be unrelated to any Option and shall have a term set by the Committee. An ISAR shall be exercisable in such installments as the Committee may determine. An ISAR shall cover such number of shares of Stock as the Committee may determine. The exercise price per share of Stock subject to each ISAR shall be set by the Committee; provided, however, that the exercise price for any ISAR shall not be less than 100% of the Fair Market Value on the date of grant; and provided, further, that, the Committee in its sole and absolute discretion may provide that the ISAR may be exercised subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant's retirement, death or disability, or otherwise.

        (b)   An ISAR shall entitle the Participant (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Stock on the date of exercise of the ISAR by the number of shares of Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

        7.4    Payment and Limitations on Exercise.

        (a)   Payment of the amounts determined under Sections 7.2(c) and 7.3(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

        (b)   To the extent any payment under Section 7.2(c) or 7.3(b) is effected in Stock it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8

OTHER TYPES OF AWARDS

        8.1    Performance Share Awards.    Any Participant selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

        8.2    Performance Stock Units.    Any Participant selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

        8.3    Dividend Equivalents.

        (a)   Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee.

        (b)   Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

        8.4    Stock Payments.    Any Participant selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

        8.5    Deferred Stock.    Any Participant selected by the Committee may be granted an award of Deferred Stock in the manner determined from time to time by the Committee. The number of shares of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Stock underlying the Deferred Stock Award has been issued.

        8.6    Restricted Stock Units.    The Committee is authorized to make Awards of Restricted Stock Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Stock.

        8.7    Other Stock-Based Awards.    Any Participant selected by the Committee may be granted one or more Awards that provide Participants with shares of Stock or the right to purchase shares of Stock or that have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of Award) the contributions, responsibilities and other compensation of the particular Participant.

        8.8    Term.    Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock, Restricted Stock Units or Other Stock-Based Award shall be set by the Committee in its discretion.

        8.9    Exercise or Purchase Price.    The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Stock Payments, Restricted Stock Units or Other Stock-Based Award; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

        8.10    Form of Payment.    Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

        8.11    Award Agreement.    All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by a written Award Agreement.

        8.12    Performance Based Awards.    The Committee shall determine if any Awards granted under this Article 8 to Covered Employees are intended to be Qualified Performance-Based Compensation and shall designate such Awards as Performance Based Awards. If the Committee designates an Award as a Performance Based Award, the Committee will designate the Performance Goals, Performance Criteria and Performance Period applicable to such Award and later certified achievement of such Performance Goals in accordance with the requirements of Code Section 162(m). Any such Performance Based Award may be subject to such limitations as the Committee determines is necessary to conform with the requirements as Qualified Performance-Based Compensation under Code Section 162(m).

ARTICLE 9

PROVISIONS APPLICABLE TO AWARDS

        9.1    Stand-Alone and Tandem Awards.    Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

        9.2    Award Agreement.    Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant's employment or service terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. An Award may, in the discretion of the Committee grant to the Company certain rights, including rights of first refusal and call or repurchase rights on any shares of Stock issued under an Award. Additionally, an Award may require the Participant to consent to execute such other agreements regarding the shares of Stock issuable under such Award as requested by the Company, including but not limited to stockholders agreements and/or lock-up agreements.

        9.3    Limits on Transfer.    No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant's family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a "blind trust" in connection with the Participant's termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company's lawful issue of securities.

        9.4    Beneficiaries.    Notwithstanding Section 9.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant's spouse as his or her beneficiary with respect to more than 50% of the Participant's interest in the Award shall not be effective without the prior written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

        9.5    Stock Certificates.    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing, "blackout", or other restrictions with respect to the settlement or exercise of any Award and with respect to the sale of any security received as a result of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

ARTICLE 10

CHANGES IN CAPITAL STRUCTURE

        10.1    Adjustments.

        (a)   In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

        (b)   In the event of any transaction or event described in Section 10.1(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant's request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

          (i)    To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 10.1(b) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

          (ii)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

          (iii)  To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

          (iv)  To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

          (v)   To provide that the Award cannot vest, be exercised or become payable after such event.

        10.2    Acceleration Upon a Change in Control.    Notwithstanding Section 10.1, except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant's Awards are not converted, assumed, or replaced by a successor, such Awards shall become fully exercisable, payable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 10.2, this Section 10.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

        10.3    Outstanding Awards—Certain Mergers.    Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

        10.4    Outstanding Awards—Other Changes.    In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 10, the Committee may, in its absolute discretion, make such adjustments in the number and kind of shares or other securities subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

        10.5    No Other Rights.    Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 11

ADMINISTRATION

        11.1    Committee.    Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term "Committee" as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, shall delegate administration of the Plan to a Committee. The Committee shall consist solely of two or more members of the Board each of whom is both an "outside director," within the meaning of Section 162(m) of the Code, and a Non-Employee Director. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and Participants subject to Section 16 of the Exchange Act and for purposes of such Awards the term "Committee" as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 11.5. Appointment of Committee members shall be effective upon acceptance of appointment. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

        11.2    Action by the Committee.    A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

        11.3    Authority of Committee.    Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

          (a)   Designate Participants to receive Awards;

          (b)   Determine the type or types of Awards to be granted to each Participant;

          (c)   Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

          (d)   Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

          (e)   Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (g)   Decide all other matters that must be determined in connection with an Award;

          (h)   Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

          (i)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

          (j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

        11.4    Decisions Binding.    The Committee's interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

        11.5    Delegation of Authority.    To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 12

EFFECTIVE AND EXPIRATION DATE

        12.1    Effective Date.    The Plan is effective on the date it is approved by the Company's stockholders (the "Effective Date"). The Plan will be deemed to be approved by the stockholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present or represented and entitled to vote at a meeting duly held in accordance with the applicable provisions of the Company's Bylaws.

        12.2    Expiration Date.    The Plan will expire on, and no Award may be granted pursuant to the Plan after, the earlier of the tenth anniversary of (i) the Effective Date or (ii) the date this Plan is approved by the Board. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 13

AMENDMENT, MODIFICATION, AND TERMINATION

        13.1    Amendment, Modification, And Termination.    With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 10) or (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 10, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

        13.2    Awards Previously Granted.    No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 14

GENERAL PROVISIONS

        14.1    No Rights to Awards.    No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

        14.2    No Stockholders Rights.    No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

        14.3    Withholding.    The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy the Participant's federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. No shares of Stock shall be delivered upon exercise of an option or a SAR or under Restricted Stock Units or Deferred Stock or restrictive legends removed from any Shares of Stock previously delivered under another Award unless and until the Participant satisfies all required applicable tax withholding obligations.

        14.4    No Right to Employment or Services.    Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

        14.5    Unfunded Status of Awards.    The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

        14.6    Indemnification.    To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        14.7    Relationship to other Benefits.    No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

        14.8    Expenses.    The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

        14.9    Titles and Headings.    The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

        14.10    Fractional Shares.    No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

        14.11    Limitations Applicable to Section 16 Persons.    Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

        14.12    Government and Other Regulations.    The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

        14.13    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

* * * * *

        I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Cogent Communications Group, Inc. on                            , 2004.

* * * * *

        I hereby certify that the foregoing Plan was approved by the stockholders of Cogent Communications Group, Inc. on                            , 2004.

        Executed on this            day of                        , 2004.

Corporate Secretary

Appendix B

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2002 AND 2003
(IN THOUSANDS, EXCEPT SHARE DATA)

	2002	2003
Assets
Current assets:
Cash and cash equivalents	$39,314	$7,875
Short term investments ($1,281 and $753 restricted, respectively)	3,515	4,115
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $2,868, respectively	5,516	5,066
Prepaid expenses and other current assets	2,781	905

Total current assets	51,126	17,961
Property and equipment:
Property and equipment	365,831	400,097
Accumulated depreciation and amortization	(43,051)	(85,691)

Total property and equipment, net	322,780	314,406
Intangible assets:
Intangible assets	23,373	26,780
Accumulated amortization	(8,718)	(18,671)

Total intangible assets, net	14,655	8,109
Other assets ($4,001 and $1,608 restricted, respectively)	19,116	3,964

Total assets	$407,677	$344,440

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,830	$7,296
Accrued liabilities	18,542	7,885
Cisco credit facility, in default at December 31, 2002	250,305	—
Current maturities, capital lease obligations	3,505	3,646

Total current liabilities	280,182	18,827
Amended and Restated Cisco Note	—	17,842
Capital lease obligations, net of current	55,280	58,107
Convertible subordinated notes, net of discount of $78,140 and $6,084, respectively	38,840	4,107
Other long term liabilities	749	803

Total liabilities	375,051	99,686

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding in 2002, none at December 31, 2003	25,892	—
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 shares issued and outstanding in 2002, none at December 31, 2003	88,009	—
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding in 2002, none at December 31, 2003	61,345	—
Convertible preferred stock, Series F, $0.001 par value; none and 11,000 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $11,000	—	10,904
Convertible preferred stock, Series G, $0.001 par value; none and 41,030 shares authorized, issued and outstanding at December 31, 2003; liquidation preference of $123,000	—	40,787
Convertible preferred stock, Series H, $0.001 par value; none and 54,001 shares authorized, 53,372 shares issued and outstanding at December 31, 2003; liquidation preference of $9,110	—	45,990
Common stock, $0.001 par value; 1,055,000 and 19,750,000 shares authorized, respectively; 174,191 and 653,567 shares issued and outstanding, respectively	4	14
Additional paid-in capital	49,199	232,461
Deferred compensation	(6,024)	(32,680)
Stock purchase warrants	9,012	764
Treasury stock, none and 61,461 shares at December 31, 2003	—	(90)
Accumulated other comprehensive (loss) income — foreign currency translation adjustment	(44)	628
Accumulated deficit	(194,767)	(54,024)

Total stockholders' equity	32,626	244,754

Total liabilities and stockholders' equity	$407,677	$344,440

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2002	2003
Service revenue, net	$3,018	$51,913	$59,422
Operating expenses:
Network operations (including $307, $233 and $1,307 of amortization of deferred compensation, respectively, exclusive of amounts shown separately)	20,297	49,324	48,324
Selling, general, and administrative (including $2,958, $3,098 and $17,368 of amortization of deferred compensation, and $479, $3,209 and $3,876 of allowance for doubtful accounts expense, respectively)	30,280	36,593	43,938
Gain on settlement of vendor litigation	—	(5,721)	—
Depreciation and amortization	13,535	33,990	48,387

Total operating expenses	64,112	114,186	140,649

Operating loss	(61,094)	(62,273)	(81,227)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432
Gain — Allied Riser note exchange	—	—	24,802
Settlement of note holder litigation	—	(3,468)	—
Interest income and other	2,126	1,739	1,512
Interest expense	(7,945)	(36,284)	(19,776)

(Loss) income before extraordinary item	$(66,913)	$(100,286)	$140,743

Extraordinary gain — Allied Riser merger	—	8,443	—

Net (loss) income	$(66,913)	$(91,843)	$140,743

Beneficial conversion charge	(24,168)	—	(52,000)

Net (loss) income applicable to common shareholders	$(91,081)	$(91,843)	$88,743

Net (loss) income per common share:
(Loss) income before extraordinary item	$(951.82)	$(616.34)	$363.47
Extraordinary gain	—	$51.89	—

Basic net (loss) income per common share	$(951.82)	$(564.45)	$363.47

Beneficial conversion charge	$(343.78)	—	$(134.29)

Basic net (loss) income per common share available to common shareholders	$(1,295.60)	$(564.45)	$229.18

Diluted net (loss) income per common share — before extraordinary item	$(951.82)	$(616.34)	$17.73
Extraordinary gain	—	$51.89	—

Diluted net (loss) income per common share	$(951.82)	$(564.45)	$17.73
Beneficial conversion charge	$(343.78)	—	$(6.55)

Diluted net (loss) income per common share available to common shareholders	$(1,295.60)	$(564.45)	$11.18

Weighted-average common shares — basic	70,300	162,712	387,218
Weighted-average common shares — diluted	70,300	162,712	7,938,898

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common stock						Preferred Stock—A		Preferred Stock—B		Preferred Stock—C
			Additional Paid-in Capital	Deferred Compensation	Treasury Stock	Stock Purchase Warrants
	Shares	Amount					Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	70,035	$1	$189	$—	$—	$—	26,000,000	$25,892	19,809,783	$90,009	—	$—
Exercises of stock options	456	—	21	—	—	—	—	—	—	—	—	—
Issuance of stock purchase warrants	—	—	—	—	—	8,248	—	—	—	—	—	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	49,773,402	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2001	70,491	1	38,724	(11,081)	—	8,248	26,000,000	25,892	19,809,783	90,009	49,773,402	61,345
Exercises of stock options	365	—	1	—	—	—	—	—	—	—	—	—
Issuance of common stock, options and warrants — Allied Riser merger	100,484	3	10,230	—	—	764	—	—	—	—	—	—
Deferred compensation adjustments	—	—	(1,756)	1,726	—	—	—	—	—	—	—	—
Conversion of Series B convertible preferred stock	2,853	—	2,000	—	—	—	—	—	(439,560)	(2,000)	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	3,331	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2002	174,192	4	49,199	(6,024)	—	9,012	26,000,000	25,892	19,370,223	88,009	49,773,402	61,345
Cancellations of shares granted to employees	—	—	(569)	995	—	—	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	18,675	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Issuances of preferred stock, net	—	—	—	(46,416)	—	—	—	—	—	—	—	—
Conversion of preferred stock into common stock	538,786	10	183,744	—	—	(8,248)	(26,000,000)	(25,892)	(19,362,531)	(87,974)	(49,773,402)	(61,345)
Cancellation of common stock — treasury stock	(61,291)	—	—	90	(90)	—	—	—	—	—	—	—
Shares returned to treasury — Allied Riser merger	(171)	—	—	—	—	—	—	—	—	—	—	—
Common shares issued — Allied Riser merger	2,051	—
Cancellation of Series B preferred stock	—	—	35	—	—	—	—	—	(7,692)	(35)	—	—
Issuance of options for common stock — FNSI acquisition	—	—	52	—	—	—	—	—	—	—	—	—
Beneficial conversion charge	—	—	52,000	—	—	—	—	—	—	—	—	—
Reclassification of beneficial conversion charge to additional paid in capital	—	—	(52,000)	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—

Balance at December 31, 2003	653,567	$14	$232,461	$(32,680)	$(90)	$764	—	$—	—	$—	—	$—

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Preferred Stock—D		Preferred Stock—E		Preferred Stock—F		Preferred Stock—G		Preferred Stock—H		Foreign Currency Translation Adjustment			Accumulated Other Comprehensive Income
												Accmuluated Deficit	Total Stockholder's Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2000	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$(11,843)	$104,248	$—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	21	—
Issuance of stock purchase warrants	—	—	—	—	—	—	—	—	—	—	—	—	8,248	—
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	—	—	—	61,345	—
Deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion — Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	(24,168)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,265	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	(66,913)	—

Balance at December 31, 2001	—	—	—	—	—	— —	—	—	—	—	—	(102,924)	110,214	—
Exercises of stock options	—	—	—	—	—	—	—	—	—	—	—	—	1	—
Issuance of common stock, options and warrants — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	10,998	—
Deferred compensation adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(30)	—
Conversion of Series B convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	(44)	—	(44)	(44)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	3,331	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(91,843)	(91,843)	(91,843)

Balance at December 31, 2002	—	—	—	—	—	—	—	—	—	—	(44)	(194,767)	32,626	(91,887)
Cancellations of shares granted to employees	—	—	—	—	—	—	—	—	(500)	(426)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	18,675	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	672	—	672	672
Issuances of preferred stock, net	3,426,293	4,272	3,426,293	4,272	11,000	10,904	41,030	40,787	53,872	46,416	—	—	60,235	—
Conversion of preferred stock into common stock	(3,426,293)	(4,272)	(3,426,293)	(4,272)	—	—	—	—	—	—	—	—	(8,249)	—
Cancellation of common stock — treasury stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Shares returned to treasury — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Common shares issued — Allied Riser merger	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Cancellation of Series B preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of options for common stock — FNSI acquisition	—	—	—	—	—	—	—	—	—	—	—	—	52	—
Beneficial conversion charge	—	—	—	—	—	—	—	—	—	—	—	(52,000)	—	—
Reclassification of benefical conversion charge to additional paid in capital	—	—	—	—	—	—	—	—	—	—	—	52,000	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	140,743	140,743	140,743

Balance at December 31, 2003	—	$—	—	$—	11,000	$10,904	41,030	$40,787	53,372	$45,990	$628	$(54,024)	$244,754	$49,528

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003
(IN THOUSANDS)

	2001	2002	2003
Cash flows from operating activities:
Net (loss) income	$(66,913)	$(91,843)	$140,743
Adjustments to reconcile net (loss) income to net cash used in operating activities —
Depreciation and amortization, including amortization of debt issuance costs	13,594	36,490	49,746
Amortization of debt discount — convertible notes	—	6,086	1,827
Amortization of deferred compensation	3,265	3,331	18,675
Extraordinary gain — Allied Riser merger	—	(8,443)	—
Gain — Cisco credit facility troubled debt restructuring	—	—	(215,432)
Gain — Allied Riser note exchange	—	—	(24,802)
Gain on settlement of vendor litigation	—	(5,721)	—
Changes in assets and liabilities:
Accounts receivable	(1,156)	(2,894)	712
Prepaid expenses and other current assets	1,107	1,189	744
Other assets	(2,660)	1,134	1,899
Accounts payable and accrued liabilities	5,977	19,104	(1,469)

Net cash used in operating activities	(46,786)	(41,567)	(27,357)

Cash flows from investing activities:
Purchases of property and equipment	(118,020)	(75,214)	(24,016)
Cash acquired in Allied Riser merger	—	70,431	—
Purchase of minority interests in Shared Technologies of Canada, Inc.	—	(3,617)	—
Purchases of short term investments, net	(1,746)	(1,769)	(600)
Purchases of intangible assets	(11,886)	(9,617)	(700)

Net cash used in investing activities	(131,652)	(19,786)	(25,316)

Cash flows from financing activities:
Borrowings under Cisco credit facility	107,632	54,395	8,005
Exchange agreement payment — Allied Riser notes	—	—	(4,997)
Exchange agreement payment — Cisco credit facility debt restructuring	—	—	(20,000)
Proceeds from option exercises	21	1	—
Repayment of capital lease obligations	(12,754)	(2,702)	(3,076)
Deferred equipment discount	5,618	—	—
Issuances of preferred stock, net of issuance costs	61,345	—	40,630

Net cash provided by financing activities	161,862	51,694	20,562

Effect of exchange rate changes on cash	—	(44)	672

Net decrease in cash and cash equivalents	(16,576)	(9,703)	(31,439)
Cash and cash equivalents, beginning of year	65,593	49,017	39,314

Cash and cash equivalents, end of year	$49,017	$39,314	$7,875

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,943	$12,440	$5,013
Cash paid for income taxes	—	—	—
Non-cash financing activities —
Capital lease obligations incurred	23,990	33,027	6,044
Warrants issued in connection with credit facility	8,248	—	—
Borrowing under credit facility for payment of loan costs and interest	6,441	14,820	4,502
Allied Riser Merger
Fair value of assets acquired		$74,791
Less: valuation of common stock, options & warrants issued		(10,967)
Less: extraordinary gain		(8,443)

Fair value of liabilities assumed		$55,381

NetRail Acquisition
Fair value of assets acquired	12,090
Less: cash paid	(11,740)

Fair value of liabilities assumed	350

PSINet Acquisition
Fair value of assets acquired		16,602	700
Less: cash paid		(9,450)	(700)

Fair value of liabilities assumed		7,152	—

FNSI Acquisition
Fair value of assets acquired			3,018
Less: valuation of options for common stock			(52)

Fair value of liabilities assumed			2,966

Exchange Agreement with Cisco Capital (See Note 1)

Conversion of preferred stock under Purchase Agreement (See Note 1)

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001, 2002, and 2003

1.     Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada and in 2004 expanded its operations into Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Wiltel Communications Group, Inc. ("Wiltel"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from approximately 20 providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In January 2004, Symposium Gamma, Inc. ("Gamma"), merged with the Company, as further discussed in Note 14. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. The Company plans to continue to support Firstmark's products including point-to-point transport and transit services in over 40 markets and almost 30 data centers across Western Europe. The Company also intends to introduce in Western Europe a new set of products and services based on the Company's current North American product set.

Asset Purchase Agreement- Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 6,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments and note obligations.

Asset Purchase Agreement—PSINet, Inc.

        In April 2002, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or at that time 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with in-building networks, pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides voice and data services in Toronto, Canada.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Capital Account Adjustments Upon Offering

        All share and per share amounts have been retroactively adjusted to give effect to a one-for-twenty reverse stock to be adopted before the effectiveness of the offering contemplated by this prospectus. In addition, the convertible preferred stock will convert into shares of common stock upon the closing of the offering contemplated by this prospectus.

Troubled Debt Restructuring and Sale of Preferred Stock

        Prior to July 31, 2003, the Company was party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. The Company violated a financial debt covenant during the fourth quarter of 2002 and failed to subsequently cure the violation. Accordingly, the Company was in default on the credit facility and Cisco Capital was able to accelerate the loan payments and make the outstanding balance immediately due and payable.

        On June 12, 2003, the Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital while at the same time selling a new series of preferred stock to certain of the Company's existing stockholders. The sale of the new series of preferred stock was required to obtain the cash needed to complete the Cisco credit facility restructuring. On June 26, 2003, the Company's stockholders approved these transactions.

        In order to restructure the Company's credit facility the Company entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of $262.8 million of indebtedness plus $6.3 million of accrued interest and return warrants exercisable for the purchase of 40,000 shares of

Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of an amended and restated promissory note (the "Amended and Restated Cisco Note") with an aggregate principal amount of $17.0 million. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement.

        This transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  The Company issued 41,030 shares of Series G preferred stock in several sub-series for gross cash proceeds of $41.0 million;

  •
  The Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        Under the Exchange Agreement:

  •
  The Company paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of Series F participating convertible preferred stock;

  •
  The Company issued to Cisco Capital a $17.0 million promissory note payable;

  •
  The default under the Cisco credit facility was eliminated;

  •
  The amount outstanding under the Cisco credit facility including accrued interest was cancelled;

  •
  The service provider agreement with Cisco was amended;

  •
  The Cisco Warrants were cancelled.

        The conversion of the Company's existing preferred stock into a total of 0.5 million shares of $0.001 par value common stock is detailed below. The conversion resulted in the elimination of the book values of these series of preferred stock and a corresponding increase to common stock of $10,000 based upon the common stock's par value and an increase in additional paid in capital of $183.7 million.

Existing Preferred	Shares outstanding	Conversion Ratio	Common Conversion
Series A	26,000,000	0.00500	130,000
Series B	19,362,531	0.00649	125,653
Series C	49,773,402	0.00500	248,867
Series D	3,426,293	0.00500	17,131
Series E	3,426,293	0.00500	17,131

TOTAL	101,988,519		538,782

        The gain resulting from the retirement of the amounts outstanding under the credit facility under the Exchange Agreement was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, principal plus future interest payments	17,842
Transaction costs	1,167

Total consideration	50,009
Amount outstanding under the Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized Cisco credit facility loan costs	11,922

Gain — Cisco credit facility — troubled debt restructuring	$(215,432)

        On a basic income and diluted income per share basis the gain was $556.36 and $27.14, respectively, for the year ended December 31, 2003.

Management's Plans and Business Risk

        The Company has experienced losses since its inception in 1999 and as of December 31, 2003 has an accumulated deficit of approximately $54 million and a working capital deficit of $0.9 million. The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe into its operations and realize planned synergies, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors.

        On March 30, 2004, the Company merged with Symposium Omega, Inc ("Omega"). Prior to the merger, Omega had raised approximately $19.5 million in cash. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. Management believes that the Company's resources are adequate to meet its funding requirements until cash generated from its operations exceeds its funding requirements. Although management believes that the Company will successfully mitigate its risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is reasonably assured. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over the contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves on a monthly basis by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2002 and 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to December 31, 2002 and the year ended December 31, 2003 was approximately $4.3 million and $5.6 million, respectively. ARC Canada's total assets were approximately $7.5 million at December 31, 2002 and $11.8 million at December 31, 2003.

Foreign Currency Translation Adjustment

        The Company uses the U.S. dollar as its functional currency for operations in the U.S. and the Canadian dollar for STOC. The assets and liabilities of STOC are translated at the exchange rate prevailing at the balance sheet date. Related revenue and expense accounts for STOC are translated using the average exchange rate during the period. Cumulative foreign currency translation adjustments of $628,000 and ($44,000) at December 31, 2003 and 2002, respectively, are included in "Accumulated other comprehensive (loss) income" in the Consolidated Balance Sheets and in the Consolidated Statements of Changes in Shareholders' Equity.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2002 and 2003, the Company's marketable securities consisted of money market accounts, certificates of deposit and commercial paper.

        The Company is party to letters of credit totaling approximately $2.4 million as of December 31, 2003. These letters of credit are secured by certificates of deposit and commercial paper investments of approximately $2.4 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value of these instruments is zero since performance is not likely to be required.

        At December 31, 2002 and 2003, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $10.2 million. The notes were recorded at their fair value of approximately $2.9 million at the merger date. The resulting discount is being accreted to interest expense through the maturity date.

Short-Term Investments

        Short-term investments consist primarily of commercial paper with original maturities beyond three months, but less than 12 months. Such short-term investments are carried at cost, which approximates fair value due to the short period of time to maturity.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments, other assets and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario Canada. Revenues from the Company's wholesale customers and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its traditional retail service.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the year ended December 31, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all periods presented prior to 2002 (amounts in thousands).

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Useful lives are determined based on historical usage with consideration given to technological changes and trends in the industry that could impact the network architecture and asset utilization. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2002 or 2003. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003
Net (loss) income, as reported	$(66,913)	$(91,843)	$140,743
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	3,265	3,331	18,675
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(3,159)	(4,721)	(19,866)

Pro forma — net (loss) income	$(66,807)	$(93,233)	$139,552

(Loss) income per share as reported — basic	$(951.82)	$(564.45)	$363.47

Pro forma (loss) income per share — basic	$(950.31)	$(572.99)	$360.40

(Loss) income per share as reported — diluted	$(951.82)	$(564.45)	$17.73

Pro forma (loss) income per share — diluted	$(950.31)	$(572.99)	$17.58

        The weighted-average per share grant date fair value of options granted was $297 in 2001, $48.80 in 2002 and $11.20 in 2003. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for 2001—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 128%, for 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 162% and for 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 197%. The weighted-average per share grant date fair value of Series H convertible preferred shares granted to employees in 2003 was $43.12 and was determined using the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 38 shares of common stock.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation for 2001 and 2002 because their effect would be anti-dilutive.

        For the years ended December 31, 2001, and 2002, options to purchase 0.1 million and 0.1 million shares of common stock at weighted-average exercise prices of $106 and $88.20 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001, 2002 and 2003, 95.6 million and 95.1 million shares of preferred stock, which were convertible into 35,000 and 35,000 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2002 and 2003, approximately 12,250 and 877 shares, respectively, of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the years ended December 31, 2002 and 2003, warrants for approximately 5,200 and 2,500 shares, respectively, of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

        The following details the determination of the diluted weighted average shares for the year ended December 31, 2003.

Year Ended December 31, 2003
Weighted average common shares outstanding — basic	387,218
Dilutive effect of stock options	370
Dilutive effect of preferred stock	7,548,634
Dilutive effect of warrants	2,676

Weighted average shares — diluted	7,938,898

        There is no effect on net income for the year ended December 31, 2003, caused by the conversion of any of the above securities included in the diluted weighted average shares calculation.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The adoption of this statement on January 1, 2003 did not have a material impact on the Company's operations or financial position.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not recognized costs associated with exit or disposal activities and as a result the adoption of this statement did not have a material impact on the Company's operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. The Company has adopted SFAS No. 148 by including the required additional disclosures.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others," ("FIN 45") which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN 45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003, the Company provided an indemnification to certain selling former shareholders of LNG as discussed in Note 9. Pursuant to FIN 45, the Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on the Company's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003.The Company does not have any financial instruments that meet the provisions of SFAS No. 150; therefore, adopting the provisions of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No.00-21. "Accounting for Revenue arrangements with Multiple Deliverables" ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on the Company's consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition", which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on the Company's consolidated financial statements.

2.     Acquisitions:

        The acquisition of the assets of NetRail, PSINet and FNSI and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The FNSI purchase price allocation is preliminary and further refinements may be made. The PSINet purchase price was increased by $700,000 during 2003 to reflect the settlement of the pre-existing contingency discussed in Note 9. The operating results related to the acquired assets of NetRail, PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of their acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the respective acquisition dates (in thousands).

	NetRail	Allied Riser	PSINet	FNSI
Current assets	$200	$71,502	$4,842	$291
Property, plant & equipment	150	—	294	—
Intangible assets	11,740	—	12,166	2,727
Other assets	—	3,289	—	—

Total assets acquired	$12,090	$74,791	$17,302	$3,018

Current liabilities	—	20,621	7,852	2,941
Long term debt	—	34,760	—	25

Total liabilities assumed	—	55,381	7,852	2,966

Net assets acquired	$12,090	$19,410	$9,450	$52

        The intangible assets acquired in the NetRail acquisition were allocated to customer contracts ($0.7 million) and peering rights ($11.0 million) and are being amortized over a weighted average useful life of 36 months. The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($4.7 million), peering rights ($5.4 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years. The intangible assets acquired in the FNSI acquisition were allocated to customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). These intangible assets are being amortized in periods ranging from one to two years.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock at the acquisition date, or approximately 100,000 shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $0.8 million and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers' common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain.

        If the Allied Riser, PSINet and FNSI acquisitions had taken place at the beginning of 2002 and 2003, the unaudited pro forma combined results of the Company for the years ended December 31, 2002 and 2003 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2002	Year Ended December 31, 2003
Revenue	$72,763	$61,172
Net (loss) income before extraordinary items	(108,739)	140,236
Net (loss) income	(100,296)	140,236
(Loss) income per share before extraordinary items — basic	$(668.29)	$362.20
(Loss) income per share before extraordinary items — diluted	$(668.29)	$17.60
(Loss) income per share — basic	$(616.40)	$362.20
(Loss) income per share — diluted	$(616.40)	$17.60

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Allied Riser, PSINet and FNSI acquisitions had been effective at the beginning of 2002 and 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2002	2003
Owned assets:
Network equipment	$173,126	$186,204
Software	6,998	7,482
Office and other equipment	2,600	4,120
Leasehold improvements	35,016	50,387
System infrastructure	29,996	32,643
Construction in progress	5,866	988

	253,602	281,824
Less — Accumulated depreciation and amortization	(36,114)	(72,762)
	217,488	209,062
Assets under capital leases:
IRUs	112,229	118,273
Less — Accumulated depreciation and amortization	(6,937)	(12,929)

	105,292	105,344

Property and equipment, net	$322,780	$314,406

        Depreciation and amortization expense related to property and equipment and capital leases was $12.2 million, $26.6 million and $38.4 million, for the years ended December 31, 2001, 2002 and 2003, respectively.

Capitalized interest, labor and related costs

        In 2001, 2002 and 2003, the Company capitalized interest of $4.4 million, $0.8 million and $0.1 million, respectively. In 2001, 2002 and 2003, the Company capitalized salaries and related benefits of $7.0 million, $4.8 million and $2.6 million, respectively.

4.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2002	2003
General operating expenditures	$8,315	$4,541
Litigation settlement accruals	5,168	400
Deferred revenue	1,250	486
Payroll and benefits	543	419
Taxes	1,937	1,584
Interest	1,329	455

Total	$18,542	$7,885

5.     Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2002	2003
Peering arrangements (weighted average life of 36 months)	$15,740	$16,440
Customer contracts (weighted average life of 25 months)	5,575	8,145
Trade name (weighted average life of 36 months)	1,764	1,764
Non-compete agreements (weighted average life of 45 months)	294	431
Total (weighted average life of 33 months)	$23,373	$26,780
Less — accumulated amortization	(8,718)	(18,671)

Intangible assets, net	$14,655	$8,109

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the years ended December 31, 2001, 2002 and 2003 was approximately $1.3 million, $7.4 million and $10.0 million respectively. Future amortization expense related to intangible assets is expected to be $7.0 million, $1.1 million, $59,000, and $15,000 for the years ending December 31, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2002	2003
Prepaid expenses	$500	$378
Deposits	5,335	3,419
Indemnification	—	167
Deferred financing costs	13,281	—

Total	$19,116	$3,964

        Deferred financing costs were costs related to the Cisco credit facility. In connection with the restructuring of the Cisco credit facility, these amounts were written-off in 2003 as discussed in Note 1.

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility. Borrowings under the credit facility were subject to Cogent's satisfaction of certain operational and financial covenants. Cogent was in violation of a 2002 financial covenant and failed to subsequently cure the violation. Accordingly, the payment of outstanding borrowings under the credit facility may have been accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation was recorded as a current liability on the accompanying December 31, 2002 balance sheet. Immediately prior to the closing of the Exchange Agreement on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest).

Restructuring and Amended and Restated Credit Agreement

        In connection with the Exchange Agreement as further described in Note 1, the Company entered into the Amended and Restated Credit Agreement with Cisco Capital which became effective on July 31, 2003. Under the Amended and Restated Credit Agreement the Company's indebtedness to Cisco was reduced to a $17.0 million note and Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets, however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender.

        The restructured debt is evidenced by the Amended and Restated Cisco Note for $17.0 million payable to Cisco Capital. The Amended and Restated Cisco Note was issued under the Amended and Restated Credit Agreement that is to be repaid in three installments. No interest is payable, nor does interest accrue on the Amended and Restated Cisco Note for the first 30 months, unless the Company defaults under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest accrued is due in 54 months. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million, each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending December 31,
2004	$—
2005	—
2006	7,515
2007	5,304
2008	5,023
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 0.01 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on these notes since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation discussed in Note 9. The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. This discount is accreted to interest expense through the maturity date.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

8.     Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2002	2003
Net operating loss carry-forwards	$179,151	$234,059
Depreciation	(6,097)	(23,627)
Start-up expenditures	3,912	3,724
Accrued liabilities	4,833	3,633
Deferred compensation	2,677	10,255
Other	40	28
Valuation allowance	(184,516)	(228,072)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of approximately $577 million expire in 2020 to 2023. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. The federal and state net operating loss carry-forwards of Allied Riser Communications Corporation as of February 4, 2002 of approximately $257 million are subject to certain limitations on annual utilization due to the change in ownership as a result of the merger as defined by federal and state tax laws.

        Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include amounts that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) the Company believes that its gains on the settlement of debt with certain Allied Riser note holders and its debt restructuring with Cisco Capital for financial reporting purposes will not result in taxable income. However, these transactions resulted in a reduction to the Company's net operating loss carry forwards of approximately $20 million in 2003 and will result in further reductions to the Company's net operating loss carry forwards of approximately $291 million in 2004.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	2001	2002	2003
Federal income tax (benefit) at statutory rates	34.0%	34.0%	34.0%
State income tax (benefit) at statutory rates, net of Federal benefit	6.6	7.6	(3.7)
Impact of permanent differences	—	5.3	(53.0)
Change in valuation allowance	(40.6)	(46.9)	22.7

Effective income tax rate	—%	—%	—%

9.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31,
2004	$8,334
2005	6,493
2006	5,999
2007	6,001
2008	6,001
Thereafter	77,647

Total minimum lease obligations	110,475
Less — amounts representing interest	(48,722)

Present value of minimum lease obligations	61,753
Current maturities	(3,646)

Capital lease obligations, net of current maturities	$58,107

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted product orders but not yet accepted the related fiber route or lateral construction. The future minimum commitments under these arrangements are approximately $0.3 million each of the years ending December 31, 2004 through December 31, 2008 and $2.7 million therafter.

Cisco equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco minimum annual amounts of equipment, professional services, and software. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of July 31, 2003, the Company had purchased approximately $198.1 million towards this commitment and had met all of the minimum annual purchase commitment obligations. As part of the Company's restructuring of the Cisco credit facility this agreement was amended. The amended agreement has no minimum purchase commitment but does have a requirement that the Company purchase Cisco equipment for its network equipment needs. No financing is provided and the Company is required to pay Cisco in advance for any purchases.

Legal Proceedings

        Vendor Claims and Disputes.    One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. The Company believes, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, the Company estimates, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $3.0 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs in dispute are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company has not reflected this disputed amount as a liability. The Company intends to vigorously defend its position related to these charges.

        PSINet Liquidating, LLC.    On March 19, 2003 PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing the Company to return certain equipment and to cease using certain equipment. The motion relates to the asset purchase agreement under which the Company purchased through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate alleged that the Company failed to make available for pick-up and failed to return all of the equipment that the Company was obligated to return under the terms of the asset purchase agreement and that the Company was in some cases making use of that equipment in violation of the agreement. On May 7, 2003 the Company agreed with the PSINet estate on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The bankruptcy court has approved the agreement and the Company has funded a $600,000 escrow account related to this matter to resolve the potential remaining obligations for unreturned equipment. The Company believes that all equipment to be returned to the PSINet estate has been returned, and the Company is in the process of determining what, if any, amount will need to be released from the escrow account to the PSINet estate, as well as finalizing the purchase, in lieu of return, of selected equipment from the PSINet estate, for which the Company has accrued an additional $75,000.

        Employment Litigation    In 2003, a claim was filed against the Company by a former employee asserting primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has filed a motion for reconsideration. The Company recorded a liability for the estimated net loss under this judgment. The matter is awaiting final adjudication.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

2004	$15,019
2005	13,054
2006	10,842
2007	8,869
2008	7,346
Thereafter	28,469

$83,599

        Rent expense relates to leased office space and was $3.3 million in 2001 $3.3 million in 2002 and $2.3 million in 2003. The Company has subleased certain office space and facilities. Future minimum payments under these sub lease agreements are approximately $1.1 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending December 31, 2004 through December 31, 2008.

Maintenance and connectivity agreements

        The Company pays a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments.

        Future minimum obligations as of December 31, 2003, related to these arrangements are as follows (in thousands):

Year ending December 31
2004	$3,461
2005	3,507
2006	3,577
2007	3,649
2008	3,721
Thereafter	47,348

$65,263

Shareholder Indemnification

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

10.   Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved the Company's fourth amended and restated certificate of incorporation. The amended and restated charter increased the number of authorized shares of the Company's common stock from 1,055,000 shares to 19,750,000 shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock.

        On July 31, 2003 and in connection with the Company's debt restructuring and the Purchase Agreement, all of the Company's Existing Preferred Stock was converted into approximately 10.8 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan.

        Each share of the Series G preferred stock, Series F preferred stock and Series H preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F preferred stock is convertible into 3.4 million shares of common stock. The Series G preferred stock is convertible into 12.7 million shares of common stock. The Series H preferred stock is convertible into 2.1 million shares of common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $11.0 million will be paid in cash to the holders of the Series F preferred stock, at least $123.0 million will be paid in cash to the holders of the Series G preferred stock and at least $9.1 million will be paid in cash to the holders of the Series H preferred stock before any payment is made to the holders of the Company's common stock.

Warrants and options

        Warrants to purchase 40,000 shares of the Company's common stock were issued to Cisco Capital in connection with working capital loans under the Company's credit facility. On July 31, 2003 these warrants were cancelled as part of the restructuring of the Company's debt to Cisco Capital.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 5,189 million shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $9,500 per share. These warrants were valued at approximately $0.8 million using the Black- Scholes method of valuation and are recorded as stock purchase warrants using the following assumptions—average risk free rates of 4.7 percent, an estimated fair value of the Company's common stock of $106.40, expected live of 8 years and expected volatility of 207.3%.

        In connection with the February 2003 purchase of certain assets of Fiber Network Solutions, Inc., options for 6,000 shares of common stock at $9 per share were issued to certain the former FNSI vendors. The fair value of these options was estimated at $52,000 at the date of grant with the following weighted-average assumptions—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 10.0 years, and expected volatility of 128%.

Offer to exchange—Series H Preferred Stock

        In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock. In order for an employee to participate in the exchange, the employee was required to forfeit any and all shares of common stock ("Subject Common Stock") and his or her stock options granted under the Company's Amended and Restated Cogent Communications Group 2000 Equity Incentive Plan. Subject Common Stock included common stock received as a result of a conversion of Series B and Series C preferred stock but excluded common stock purchased on public markets. In October 2003, pursuant to the offer, the Company exchanged options representing the right to purchase an aggregate of approximately 60,000 shares of the Company's common stock for approximately 53,500 shares of Series H restricted stock. In addition, all 60,000 shares of Subject Common Stock were surrendered. The Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003 related to these grants of restricted stock under this offer to exchange. The Company also granted approximately 350 shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $0.3 million. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27% upon grant with the remaining shares vesting ratably over a three year period for grants to newly hired employees, the vesting period is generally 25% after one year with the remaining shares vesting over four years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

        A beneficial conversion charge of $52.0 million was recorded on July 31, 2003 since the price per common share at which the Series F and Series G convertible preferred stock converted into at issuance were less than the quoted trading price of the Company's common stock on that date.

11.   Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 74,500 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2003, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 2000	30,407	$198.00
Granted	41,104	$80.80
Exercised	(456)	$45.00
Cancellations	(13,159)	$242.00

Outstanding at December 31, 2001	57,896	$106.00

Granted	7,694	$38.60
Exercised	(365)	$2.60
Cancellations	(13,561)	$138.80

Outstanding at December 31, 2002	51,664	$88.20

Granted	7,859	$9.80
Exercised	—	—
Cancellations	(53,443)	$85.60

Outstanding at December 31, 2003	6,080	$9.00

        Options exercisable as of December 31, 2001, were 11,176 with a weighted-average exercise price of $144.80. Options exercisable as of December 31, 2002, were 25,342 with a weighted-average exercise price of $95.60. Options exercisable as of December 31,2003, were 6,002 with a weighted-average exercise price of $9.00. The weighted-average remaining contractual life of the outstanding options at December 31, 2003, was approximately 9 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2003

Range of Exercise Prices	Number Outstanding 12/31/2003	Weighted Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable As of 12/31/2002	Weighted-Average Exercise Price
$9.00	6,075	9.16	$9.00	6,000	$9.00
$40.00	5	8.01	$40.00	2	$0.10

Deferred Compensation Charge—Stock Options

        The Company recorded a deferred compensation charge of approximately $14.3 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge was amortized over the vesting period of the related options which was generally four years. In connection with the October 2003 offer to exchange and granting of Series H preferred stock the remaining $3.2 million unamortized balance of deferred compensation is now amortized over the vesting period of the Series H preferred stock.

        Compensation expense related to stock options was approximately $3.3 million for the years ended December 31, 2001 and 2002 and $2.3 million for the year ended December 31, 2003.

12.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $453,000 in 2001, $410,000 in 2002 and $367,000 in 2003 in rent to this entity. In August 2003, the lease was amended to expire in August 2004. There are no amounts due to or from related parties at December 31, 2002 or 2003.

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business Europe. In connection with this transaction the Company provided an indemnification to certain former LNG shareholders.

13.   Quarterly financial information (unaudited):

	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Cost of network operations, including amortization of deferred compensation	6,908	16,007	14,243	12,166
Operating loss	(16,684)	(15,523)	(16,875)	(13,192)
Net loss	(17,959)	(24,562)	(25,409)	(23,914)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,914)
Net loss per common share	(136.20)	(143.60)	(146.80)	(137.20)
Weighted-average number of shares outstanding	131,898	170,979	173,200	174,192
	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
	(in thousands, except share and per share amounts)
Net service revenue	$14,233	$15,519	$15,148	$14,522
Cost of network operations, including amortization of deferred compensation	10,739	12,282	12,067	13,236
Operating loss	(14,880)	(16,568)	(15,901)	(33,878)
Gain — Cisco credit facility — troubled debt restructuring	—	—	215,432	—
Gain — Allied Riser note exchange	24,802	—	—	—
Net (loss) income	1,914	(22,796)	196,462	(34,837)
Net (loss) income applicable to common stock	1,914	(22,796)	144,462	(34,837)
Net (loss) income per common share — basic	11.00	(130.80)	369.60	(52,80)
Net (loss) income per common share — diluted	2.80	(130.80)	17.20	(52.80)
Weighted-average number of shares outstanding — basic	174,192	174,192	531,431	660,229
Weighted-average number of shares outstanding — diluted	692,257	174,192	11,429,777	660,229

        The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser. The net loss applicable to common stock for the third quarter of 2003 includes a non-cash beneficial conversion charge of $52.0 million.

14.   Subsequent events:

        Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In November 2003, approximately 90% of the stock of LNG, the then parent company to Firstmark, was acquired by Symposium Inc. ("Symposium") a Delaware corporation. Symposium is wholly owned by the Company's Chief Executive Officer. In January 2004, LNG transferred its interest in Firstmark to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation in return for a commitment by Gamma to invest at least $2 million in the operations of LambdaNet France. Gamma (and the Company after the merger) undertook to obtain the release of LNG from certain guarantee obligations. Prior to this transfer, Gamma had raised approximately $2.5 million in a private equity transaction with certain existing investors in the Company and a new investor.

        In January 2004, Gamma merged with the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and Firstmark's sole shareholder. The 2,575 shares of the Series I convertible participating preferred stock is convertible into approximately 0.8 million shares of the Company's common stock.

        The Company plans to continue to support the Firstmark's products including point-to-point transport and transit services. The Company also intends to introduce in Europe a new set of products and services based on the Company's current North American product set.

Short Term Loans to Firstmark

        In January 2004, Firstmark's subsidiary in France borrowed approximately $1.4 million from the Company. This amount was repaid in full in February 2004. In February 2004, Firstmark's subsidiaries in France and Spain each borrowed approximately $895,000 from the Company.

15.   Merger with Symposium Omega

        On March 30, 2004 the Company merged with Symposium Omega, Inc., ("Omega") a Delaware corporation. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million EUROS and includes monthly service fees of approximately 85,000 EUROS for co location and maintenance for the pair of single mode fibers.

        It is anticipated that the network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

Appendix C

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND MARCH 31, 2004
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2003	March 31, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,875	$23,434
Short term investments ($753 and $664 restricted, respectively)	4,115	664
Accounts receivable, net of allowance for doubtful accounts of $2,023 and $4,114, respectively	5,066	7,582
Accounts receivable — related party	—	580
Prepaid expenses and other current assets	905	6,752

Total current assets	17,961	39,012
Property and equipment:
Property and equipment	400,097	455,380
Accumulated depreciation and amortization	(85,691)	(98,322)

Total property and equipment, net	314,406	357,058
Intangible assets:
Intangible assets	26,780	27,780
Accumulated amortization	(18,671)	(21,419)

Total intangible assets, net	8,109	6,361
Other assets ($1,608 and $1,408 restricted, respectively)	3,964	5,058

Total assets	$344,440	$407,489

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,296	$16,213
Accounts payable — related party	—	1,085
Accrued liabilities	7,885	11,352
Current maturities, capital lease obligations	3,646	6,452

Total current liabilities	18,827	35,102
Amended and Restated Cisco Note	17,842	17,842
Convertible subordinated notes, net of discount of $6,084 and $5,853	4,107	4,338
Capital lease obligations, net of current	58,107	103,114
Other long-term liabilities	803	1,634

Total liabilities	99,686	162,030

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series F, $0.001 par value; 11,000 shares authorized, issued, and outstanding; liquidation preference of $29,100	10,904	10,904
Convertible preferred stock, Series G, $0.001 par value; 41,030 shares authorized, issued and outstanding; liquidation preference of $123,090	40,787	40,787
Convertible preferred stock, Series H, $0.001 par value; 54,001 shares authorized; 53,372 and 52,023 shares issued and outstanding, respectively; liquidation preference of $8,777	45,990	46,117
Convertible preferred stock, Series I, $0.001 par value; 2,575 shares authorized, issued and outstanding at March 31, 2004; liquidation preference of $7,725	—	2,545
Convertible preferred stock, Series J, $0.001 par value; 3,891 shares authorized, issued and outstanding at March 31, 2004; liquidation preference of $58,365	—	19,421
Common stock, $0.001 par value; 19,750,000 shares authorized; 653,567 and 699,758 shares outstanding, respectively	1	1
Additional paid-in capital	232,474	232,474
Deferred compensation	(32,680)	(29,775)
Stock purchase warrants	764	764
Treasury stock, 61,461 shares	(90)	(90)
Accumulated other comprehensive income	628	505
Accumulated deficit	(54,024)	(78,194)

Total stockholders' equity	244,754	245,459

Total liabilities and stockholders' equity	$344,440	$407,489

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
	(Unaudited)	(Unaudited)
Net service revenue	$14,233	$20,945
Operating expenses:
Network operations (including $57 and $212 of amortization of deferred compensation, respectively, exclusive of amounts shown separately)	10,739	15,947
Selling, general, and administrative (including $761 and $2,820 of amortization of deferred compensation, and $588 and $828 of allowance for doubtful accounts expense, respectively)	7,163	12,401
Depreciation and amortization	11,211	14,536

Total operating expenses	29,113	42,884

Operating loss	(14,880)	(21,939)
Gain — Allied Riser note exchange	24,802	—
Interest income and other	398	1,012
Interest expense	(8,406)	(3,243)

Net income (loss)	$1,914	$(24,170)

Beneficial conversion charge	—	(22,028)

Net income (loss) applicable to common stock	$1,914	$(46,198)

Net income (loss) per common share:
Basic net income (loss) per common share	$10.99	$(35.94)

Beneficial conversion charge	—	(32.76)

Basic net income (loss) per common share applicable to common stock	$10.99	$(68.70)

Diluted net income (loss) per common share	$2.76	$(35.94)

Beneficial conversion charge	—	(32.76)

Diluted net income (loss) per common share applicable to common stock	$2.76	$(68.70)

Weighted-average common shares — basic	174,191	672,457

Weighted-average common shares — diluted	692,257	672,457

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004
(IN THOUSANDS)

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,914	$(24,170)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain — Allied Riser note exchange	(24,802)	—
Gain — sale of warrant	—	(858)
Depreciation and amortization, including debt costs	11,794	14,536
Amortization of debt discount — convertible notes	1,262	231
Amortization of deferred compensation	818	3,032
Loss on equipment sale	—	108
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	232	4,136
Accounts receivable — related party	—	(596)
Prepaid expenses and other current assets	(2,665)	(325)
Other assets	31	382
Accounts payable — related party	—	1,112
Accounts payable, accrued and other liabilities	(3,555)	(9,170)

Net cash used in operating activities	(14,971)	(11,582)

Cash flows from investing activities:
Purchases of property and equipment	(13,082)	(1,833)
(Purchases) sales of short term investments	(883)	3,451
Cash acquired — Firstmark acquisition	—	2,163
Cash acquired — Gamma acquisition	—	2,545
Cash acquired — Omega acquisition	—	19,421
Proceeds from sale of equipment	—	281
Proceeds from sale of warrant	—	3,467

Net cash (used in) provided by investing activities	(13,965)	29,495

Cash flows from financing activities:
Borrowings under Cisco credit facility	7,902	—
Repayment of advances from LNG Holdings — related party	—	(1,248)
Exchange agreement payment — Allied Riser notes	(4,998)	—
Repayments of capital lease obligations	(763)	(969)

Net cash provided by (used in) financing activities	2,141	(2,217)

Effect of exchange rate changes on cash	220	(137)
Net (decrease) increase in cash and cash equivalents	(26,575)	15,559
Cash and cash equivalents, beginning of period	39,314	7,875

Cash and cash equivalents, end of period	$12,739	$23,434

Supplemental disclosures of cash flow information:
Non-cash financing activities —
Capital lease obligations incurred	$7,316	$118
Borrowing under credit facility for payment of loan costs and interest	4,502	—
Issuance of Series I preferred stock for Gamma common stock		$2,575
Issuance of Series J preferred stock for Omega common stock		19,454
Symposium Gamma Merger — Firstmark acquisition
Fair value of assets acquired		$155,468
Negative goodwill		(76,636)
Less: valuation of Series I preferred stock issued		(2,575)

Fair value of liabilities assumed		$76,257

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2003, and 2004
(unaudited)

1.     Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing primarily Internet access to businesses located throughout North America and in Western Europe. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company.

        The Company's high-speed Internet access service is delivered to its customers over a fiber-optic network. The Company's network is dedicated primarily to Internet Protocol data traffic. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers. The Company provides high-speed Internet access to businesses, universities, operators of Internet web sites, and other Internet service providers in North America and Europe.

Merger with Symposium Omega

        On March 30, 2004 Symposium Omega, Inc., ("Omega") a Delaware corporation and related party, merged with a subsidiary of the Company (Notes 8 and 11). Prior to the merger, Omega had raised approximately $19.5 million in cash and acquired the rights to a German fiber optic network. The German fiber optic network had no customers, employees or associated revenues. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega. This Series J convertible preferred stock will become convertible into approximately 6.0 million shares of the Company's common stock. The German network includes a pair of single mode fibers under a fifteen-year IRU, network equipment, and the co-location rights to facilities in approximately thirty-five points of presence in Germany. The agreement will require a one-time payment of approximately 2.3 million euros and includes monthly service fees of approximately 85,000 euros for co location and maintenance for the pair of single mode fibers. It is anticipated that the 2.3 million euro payment will be made and the German network will be delivered in full by May 2004. The Company intends to integrate this German network into its existing European networks and introduce point-to-point transport, transit services and its North American product set in Germany.

Merger with Symposium Gamma, Inc. and Acquisition of Firstmark Communications Participations S.à r.l. and Subsidiaries ("Firstmark")

        In January 2004, a subsidiary of the Company merged with Symposium Gamma, Inc. ("Gamma"), a related party (Notes 8 and 11). This acquisition expanded the Company's network into Western Europe. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock. The Company is supporting Firstmark's products including point-to-point transport and transit services in over 40 markets and approximately 30 data centers across Western Europe. The Company also intends to introduce in Western Europe a new set of products and services based on the Company's current North American product set.

Asset Purchase Agreement-Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 6,000 shares of the Company's common stock valued at $52,000 and the Company's agreement to assume certain liabilities totaling $3.0 million. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments and note obligations.

Capital Account Adjustments Upon Offering

        All share and per share amounts have been retroactively adjusted to give effect to a one-for-twenty reverse stock to be adopted before the effectiveness of the offering contemplated by this prospectus. In addition, the convertible preferred stock will convert into shares of common stock upon the closing of the offering contemplated by this prospectus.

Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of its results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim condensed consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's Annual Report on Form 10-K.

        The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries. All inter-company accounts and activity have been eliminated.

Business risk

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets, including its recent expansion into Western Europe, into its operations and realize planned synergies, access to capital, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

International operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the three months ended March 31, 2003 and March 31, 2004 was approximately $2.0 million and $1.5 million, respectively. ARC Canada's total consolidated assets were approximately $11.8 million at December 31, 2003 and $11.7 million at March 31, 2004.

        The Company began recognizing revenue from operations in Europe through its wholly owned subsidiary, Symposium Omega, Inc. effective with the January 5, 2004 acquisition of Firstmark. All revenue is reported in United States dollars. Revenue for Firstmark for the three months ended March 31, 2004 was approximately $5.6 million. Firstmark's total consolidated assets were approximately $63.6 million at March 31, 2004.

Financial instruments

        The Company is party to letters of credit totaling $2.1 million as of March 31, 2004. Securing these letters of credit are restricted investments totaling $2.1 million that are included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2003 and March 31, 2004, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes remaining after the note exchange discussed in Note 7, have a face value of $10.2 million. These notes were recorded at their fair value of approximately $2.9 million at the merger date when they were trading at $280 per $1,000. The discount is being accreted to interest expense through the maturity date.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over the estimated customer life. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances are adequate as of December 31, 2003 and March 31, 2004. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its accounts receivable could be further reduced.

        The Company invoices certain customers for amounts contractually due for unfulfilled minimum contractual obligations and recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue at the time the customer is billed. The Company recognizes net revenue as these billings are collected in cash. The Company vigorously seeks payment of these amounts.

Foreign Currency

        The functional currency of ARC Canada is the Canadian dollar. The functional currency of Firstmark is the euro. The consolidated financial statements of ARC Canada, and Firstmark, are translated into U.S. dollars using the period-end rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. Gains and losses on translation of the accounts of the Company's non-U.S. operations are accumulated and reported as a component of other comprehensive income in stockholders' equity.

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto (amounts in thousands).

	Three months ended March 31, 2003	Three months ended March 31, 2004
Net income (loss) applicable to common stock	$1,914	$(46,198)
Currency translation	220	(123)

Comprehensive income (loss)	$2,134	$(46,321)

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2003 or March 31, 2004. In the event there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 could change.

        Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that the current fair value of its long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them and may be less than their current depreciated cost basis.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-based compensation

        The Company accounts for its stock option plan and shares of restricted preferred stock granted under its 2003 Incentive Award Plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options and restricted shares is recorded only if on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting described in SFAS No. 123 had been applied to employee stock option grants and restricted shares. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
Net (loss) income, as reported	$1,914	$(24,170)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	818	3,032
Deduct: stock-based employee compensation expense determined under fair value based method, net of related tax effects	(987)	(3,032)

Pro forma — net (loss) income	$1,745	$(24,170)

Net (loss) income per share as reported — basic	$10.99	$(35.94)

Pro forma net (loss) income per share — basic	$10.02	$(35.94)

Net (loss) income per share as reported — diluted	$2.76	$(35.94)

Pro forma net (loss) income per share — diluted	$2.52	$(35.94)

        The weighted-average per share grant date fair value of options granted was $277.20 for the three months ended March 31, 2003. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for March 31, 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 163 percent. There were no options granted in the three months ended March 31, 2004. The weighted- average per share grant date fair value of Series H convertible preferred shares granted to employees in the three months ended March 31, 2004 was $66.62 and was determined using the trading price of the Company's common stock on the date of grant. Each share of Series H convertible preferred stock converts into approximately 38.5 shares of common stock. Stock-based employee compensation for the three months ended March 31, 2004 was equal to the amount that would have been recorded under the fair value method since the Series H preferred shares were valued using the trading price of the Company's common stock on the grant date and there were no stock options that vested during the period.

Basic and diluted net loss per common share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation when their effect would be anti-dilutive.

        For the three months ended March 31, 2004 the following securities were not included in the computation of earnings per share as they are anti-dilutive: preferred stock convertible into 25.0 million shares of common stock, options to purchase 6,080 shares of common stock at a weighted-average exercise price of $9.00 per share, warrants for 5,189 shares of common stock at a weighted average exercise price of $109.40 per share and 1,066 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the three months ended March 31, 2003, approximately 10,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes were not included in the computation of earnings per share as they are anti-dilutive.

        The following details the determination of the diluted weighted average shares for the three months ended March 31, 2003.

Three Months Ended March 31, 2003
Weighted average common shares outstanding - basic	174,191
Dilutive effect of stock options	1,349
Dilutive effect of preferred stock	514,042
Dilutive effect of warrants	2,675

Weighted average shares - diluted	692,257

        There is no effect on net income for the three months ended March 31, 2003, caused by the conversion of any of the above securities included in the diluted weighted average shares calculation.

2.     Acquisitions:

        The acquisition of the assets of FNSI and the merger with Firstmark were recorded in the accompanying financial statements under the purchase method of accounting. The Firstmark purchase price allocation is preliminary and further refinements may be made. The operating results related to the acquired assets of FNSI and the merger with Firstmark have been included in the consolidated statements of operations from the dates of acquisition. The FNSI acquisition closed on February 28, 2003. The Firstmark acquisition closed on January 5, 2004.

        The purchase price of Firstmark was approximately $78.8 million which includes the fair value of the Company's Series I preferred stock of $2.6 million and assumed liabilities of $76.3 million. The fair value of assets acquired was approximately $155.5 million which then gave rise to negative goodwill of approximately $76.6 million. Negative goodwill was allocated to long-lived assets, resulting in recorded assets acquired of $78.8 million.

        The following table summarizes the recorded values of the assets acquired and the liabilities assumed (in thousands).

	FNSI	Firstmark
Current assets	$291	$17,374
Property and equipment	—	56,458
Intangible assets	2,727	855
Other assets	—	4,145

Total assets acquired	$3,018	$78,832

Current liabilities	2,941	25,714
Other long term liabilities	—	860
Capital lease obligations	25	49,683

Total liabilities assumed	2,966	76,257

Net assets acquired	$52	$2,575

        The intangible assets acquired in the FNSI acquisition were customer contracts ($2.6 million) and a non-compete agreement ($0.1 million). The FNSI customer contracts and non-compete agreement are being amortized over two years and one year, respectively. The intangible assets acquired in the Firstmark acquisition were customer contracts and licenses. The Firstmark customer contracts ($0.4 million) are being amortized over two years and licenses ($0.4 million) over the terms of the licenses. The Firstmark acquisition was assumed to occur on January 1, 2004 since the results of Firstmark for the period from January 1, 2004 to January 4, 2004 were not material. Pro forma combined results for Omega are not included below since the Omega acquisition was not considered the acquisition of a business, since Omega had no customers, employees or associated revenues. If the FNSI and Firstmark acquisitions had taken place at the beginning of 2003 the unaudited pro forma combined results of the Company for the three months ended March 31, 2003 would have been as follows (amounts in thousands, except per share amounts).

Three Months Ended March 31, 2003
Revenue	$22,879
Net (loss) income	(10,207)
Net (loss) income per share - basic	$(10.40)
Net (loss) income per share - diluted	$(10.40)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the FNSI and Firstmark acquisitions had been effective at the beginning of 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31, 2003	March 31, 2004
Owned assets:
Network equipment	$186,204	$208,477
Software	7,482	7,560
Office and other equipment	4,120	14,703
Leasehold improvements	50,387	51,503
System infrastructure	32,643	32,993
Construction in progress	988	280

	281,824	315,516
Less — Accumulated depreciation and amortization	(72,762)	(83,516)

	209,062	232,000
Assets under capital leases:
IRUs	118,273	139,864
Less — Accumulated depreciation and amortization	(12,929)	(14,806)

	105,344	125,058

Property and equipment, net	$314,406	$357,058

        Depreciation and amortization expense related to property and equipment was $9.0 million and $11.8 million for the three months ended March 31, 2003 and March 31, 2004, respectively.

Capitalized labor and related costs

        For the three months ended March 31, 2003 and March 31, 2004, the Company capitalized salaries and related benefits of $0.9 million and $0.4 million, respectively

4.     Accrued liabilities:

        Accrued liabilities consist of the following (in thousands):

	December 31, 2003	March 31, 2004
General operating expenditures	$4,541	$5,105
Payroll and benefits	419	563
Litigation settlement accruals	400	950
Taxes	1,584	1,299
Interest	455	2,064
Deferred revenue	486	1,371

Total	$7,885	$11,352

5.     Intangible assets:

        Intangible assets consist of the following (in thousands):

	December 31, 2003	March 31, 2004
Customer contracts	$8,145	$8,597
Peering arrangements	16,440	16,440
Trade name	1,764	1,764
Other	—	167
Licenses	—	381
Non compete agreements	431	431

Total	26,780	27,780
Less — accumulated amortization	(18,671)	(21,419)

Intangible assets, net	$8,109	$6,361

        Amortization expense for the three months ended March 31, 2003 and March 31, 2004 was approximately $2.3 million and $2.8 million, respectively. Future amortization expense related to intangible assets is $5.8 million, $0.4 million and $0.1 million for the twelve-month periods ending March 31, 2005, 2006, and 2007, respectively.

6.     Other assets:

        Other assets consist of the following (in thousands):

	December 31, 2003	March 31, 2004
Prepaid expenses	$378	$347
Deposits	3,419	4,711
Other	167	—

Total	$3,964	$5,058

        In the Firstmark acquisition the Company obtained warrants to purchase 506,600 ordinary shares (originally 5,066 shares which were subsequently split at a ratio of 1 to 100) of Floware Wireless Systems Ltd. a company listed on the NASDAQ since September 2000. The warrants were exercisable through March 2005, at a price of $3.89 per share and were valued at the acquisition date at a fair market value of approximately $2.6 million under the Black-Scholes method of valuation. In 2001 Floware Wireless Systems Ltd. ("Floware") merged into Breezecom Ltd. ("Breezecom"). Breezecom subsequently changed its name to Alvarion Ltd. In January 2004, the Company exercised the warrants and sold the related securities for proceeds of approximately $3.5 million resulting in a gain of approximately $0.9 million recorded during the three months ended March 31, 2004 and is included as a component of interest and other income in the accompanying condensed consolidated financial statements.

7.     Long-term debt:

Restructuring and Amended and Restated Credit Agreement

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility.

Immediately prior to the restructuring of the credit facility on July 31, 2003, the Company was indebted under the Cisco credit facility for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued but unpaid interest). On June 12, 2003, the Company's Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that restructured the Company's indebtedness to Cisco Capital.

        In order to restructure the Company's credit facility, the Company, Cisco and Cisco Capital entered into an agreement (the "Exchange Agreement") which, among other things, cancelled the principal amount and accrued interest and returned warrants exercisable for the purchase approximately 40,000 shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the Company of $20 million, the issuance of 11,000 shares of the Company's Series F participating convertible preferred stock, and the issuance of a $17.0 million amended and restated promissory note (the "Amended and Restated Cisco Note") under an Amended and Restated Credit Agreement. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the cash payment received under the Exchange Agreement. The debt restructuring transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards ("SFAS") No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments.

        In order to restructure the Company's credit facility the Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company sold to the Investors in several sub-series, 41,030 shares of the Company's Series G participating convertible preferred stock for $41.0 million in cash. Under the Purchase Agreement the Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") were converted into approximately 0.5 million shares of common stock.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed on the Exchange Agreement and the Purchase Agreement.

        Under the Amended and Restated Credit Agreement Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets; however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable to another lender. The Amended and Restated Cisco Note is to be repaid in three installments. Interest is not payable, and does not accrue for the first 30 months, unless the Company defaults. When the Amended and Restated Cisco Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%. The Amended and Restated Cisco Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds in excess of $30.0 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100.0 million; each of these events is defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and estimated future interest under the Amended and Restated Cisco Note are as follows (in thousands):

For the year ending March 31,
2005	$—
2006	7,094
2007	5,514
2008	5,234
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On September 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due September 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company in February 2002, approximately $117.0 million of the Notes were outstanding.

        In January 2003, the Company, Allied Riser and the holders of approximately $106.7 million in face value of Notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their Notes, including accrued and unpaid interest, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of the Company's Series D preferred stock and 3.4 million shares of the Company's Series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's then outstanding fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation against the Company with prejudice in exchange for the cash payment. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the Series D and Series E preferred shares. The settlement and exchange transactions together eliminated $106.7 million in face amount of the notes due in June 2007, interest accrued on the Notes since the December 15, 2002 interest payment, all future interest payment obligations on the Notes and settled the note holder litigation.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded in March 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the exchange consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock less approximately $0.2 million of transaction costs.

        The terms of the remaining $10.2 million of Notes were not impacted by these transactions and they continue to be due on June 15, 2007. These $10.2 million notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date. The Notes are convertible at the option of the holders into 1,066 shares of the Company's common stock. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

8.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into various lease agreements with fiber providers for dark fiber primarily under 15-25 year IRUs. Once the Company has accepted the related fiber route, that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset.

        The future minimum commitments under these agreements are as follows (in thousands):

For the year ending March 31,
2005	$15,398
2006	15,479
2007	13,452
2008	13,143
2009	11,350
Thereafter	111,731

Total minimum lease obligations	180,553
Less — amounts representing interest	(70,987)

Present value of minimum lease obligations	109,566
Current maturities	(6,452)

Capital lease obligations, net of current maturities	$103,114

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The future commitment under these arrangements was approximately $3.9 million at March 31, 2004.

Litigation

        One of the Company's subsidiaries, Allied Riser Operations Corporation, was involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. In April 2004, the Company reached a settlement with the landlord for a payment by the Company of $0.6 million. The payment is scheduled to be made in May 2004. The settlement amount has been accrued on the accompanying March 31, 2004 unaudited consolidated balance sheet.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs in dispute are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company intends to vigorously defend its position related to these charges and feels that it has adequately reserved for the potential liability.

        In 2003, a claim was filed against the Company by a former employee. The former employee asserted primarily that additional commissions were due to the employee. The Company had filed a claim against this employee for breach of contract among other claims. A judgment was awarded and the Company has filed a motion for reconsideration. The Company has recorded a liability for the estimated net loss under this judgment. The matter is awaiting final adjudication.

        The Company is involved in other legal proceedings in the normal course of business which management does not believe will have a material impact on the Company's financial condition

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. Future minimum annual commitments under these arrangements are as follows (in thousands):

For the year ending March 31,
2005	$21,521
2006	17,854
2007	15,117
2008	11,176
2009	8,788
Thereafter	33,880

$108,336

        Rent expense, net of sublease income, for the three months ended March 31, 2003 and March 31, 2004 was approximately $0.5 million and $1.8 million, respectively. The Company has subleased certain office space and facilities. Future minimum payments under these sub lease agreements are approximately $1.0 million, $0.7 million, $0.3 million, $0.2 million and $0.1 million for the years ending March 31, 2005 through March 31, 2009, respectively.

Maintenance, connectivity, and transit agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company pays monthly fees for maintenance of its backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to five year terms.

        Future minimum obligations related to these arrangements are as follows (in thousands):

Year ending March 31,
2005	$5,758
2006	5,170
2007	3,856
2008	3,928
2009	3,954
Thereafter	46,191

$68,857

Shareholder Indemnification

        In November 2003 the Company's Chief Executive Officer acquired LNG Holdings S.A. ("LNG"). LNG, through its LambdaNet group of subsidiaries, operated a carriers' carrier fiber optic transport business in Europe. In connection with this transaction, the Company provided an indemnification to certain former LNG shareholders. The guarantee is without expiration and covers claims related to LNG's LambdaNet subsidiaries and actions taken in respect thereof including actions related to the transfer of ownership interests in LNG. Should the Company be required to perform, the Company will defend the action and may attempt to recover from LNG and other involved entities. The Company has recorded a long-term liability and corresponding intangible asset of approximately $0.2 million for the estimated fair value of this obligation.

LambdaNet Communications Deutschland, AG ("Lambdanet Germany")

        The Company attempted to acquire Lambdanet Germany, a sister company of LNF and LNE, but was unable to reach agreement with Lambdanet Germany's bank creditors. Firstmark has made use of Lambdanet Germany's facilities to complete communications circuits into Germany and has also depended on Lambdanet Germany for network operations support, billing and other services. The Company has begun the process of fully separating the operations of Firstmark from Lambdanet Germany but this process is not complete and there may be disruptions as this process proceeds.

9.     Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved an amended and restated charter that increased the number of authorized shares of the Company's common stock from 1.1 million shares to 19.8 million shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock. In April 2004, the Company's board of directors approved, subject to shareholder approval, an amended and restated charter that increased the number of authorized shares of the Company's common stock from 19.8 million shares to 30.0 million shares and increased the shares of undesignated preferred stock from 120,000 shares to 170,000 shares.

        On July 31, 2003 and in connection with the Company' restructuring of its debt with Cisco Capital, all of the Company's Existing Preferred Stock was converted into approximately 0.5 million shares of common stock. At the same time the Company issued 11,000 shares of Series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of Series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In January 2004, Symposium Gamma Inc. ("Gamma") merged with a subsidiary of the Company. Under the merger agreement all of the issued and outstanding shares of Gamma common stock were converted into 2,575 shares of the Company's Series I convertible participating preferred stock and the Company became Gamma and Firstmark's sole shareholder.

        On March 30, 2004 Symposium Omega, Inc., ("Omega") a Delaware corporation merged with a subsidiary of the Company. Prior to the merger Omega had raised approximately $19.5 million in cash and agreed to acquire a German fiber optic network. The Company issued 3,891 shares of Series J convertible preferred stock to the shareholders of Omega in exchange for all of the outstanding common stock of Omega.

        Each share of the Series F preferred stock, Series G preferred stock, Series H preferred stock, Series I preferred stock and Series J preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The Series F, Series G, Series I and Series J preferred stock are convertible into 3.4 million shares, 12.8 million shares, 0.8 million shares, and 6.0 million shares of the Company's common stock, respectively. The 54,001 authorized shares of Series H preferred stock are convertible into 2.1 million shares of the Company's common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding

Series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $29.1 million, $123.1 million, $8.8 million, $7.7 million and $58.4 million will be paid in cash to the holders of the Series F, G, H, I and J preferred stock, respectively, before any payment is made to the holders of the Company's common stock.

Offer to exchange—Series H Preferred Stock and 2003 Incentive Award Plan

        In September 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Award Plan reserved 54,001 shares of Series H preferred stock for issuance under the Award Plan. In September 2003, the Company offered its employees the opportunity to exchange eligible outstanding stock options and certain common stock for restricted shares of Series H participating convertible preferred stock under the Company's 2003 Incentive Award Plan. In order for an employee to participate in the exchange, the employee was required to forfeit any and all shares of common stock ("Subject Common Stock") and his or her stock options granted under the Company's Amended and Restated Cogent Communications Group 2000 Equity Incentive Plan. Subject Common Stock included common stock received as a result of a conversion of Series B and Series C preferred stock but excluded common stock purchased on public markets. In October 2003, pursuant to the offer, the Company exchanged options representing the right to purchase an aggregate of approximately 1.0 million shares of the Company's common stock for approximately 53,500 shares of Series H restricted stock. In addition, all of the approximately 60,000 shares of Subject Common Stock were surrendered. Under the offer, the Company recorded a deferred compensation charge of approximately $46.1 million in the fourth quarter of 2003. The Company also granted additional shares of Series H preferred to certain new employees resulting in an additional deferred compensation charge of approximately $1.1 million in 2003 and $0.8 million in the three months ended March 31, 2004. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. For shares granted under the offer to exchange, the vesting period was 27% upon grant with the remaining shares vesting ratably over a three year period and for grants to newly hired employees, the shares vest 25% after one year with the remaining shares vesting ratably over three years. Compensation expense related to Series H preferred stock was approximately $16.4 million for the year ended December 31, 2003 and $3.0 million for the three months ended March 31, 2004. When an employee terminates prior to full vesting, the total remaining deferred compensation charge is reduced, the employee retains their vested shares and the employees' unvested shares are returned to the plan.

        In April 2004, the Company's board of directors approved an amendment to the Company's 2003 Incentive Award Plan to increase the shares of Series H preferred stock available for grant under the plan from 54,001 to 84,001 shares. The proposed amendment is subject to shareholder approval.

Dividends

        The Cisco credit facility prohibits the Company from paying cash dividends and restricts the Company's ability to make other distributions to its stockholders.

Beneficial Conversion Charges

        Beneficial conversion charges of $2.5 million and $19.5 million were recorded on January 5, 2004 and March 30, 2004, respectively, since the price per common share at which the Series I and Series J convertible preferred stock convert into at issuance were less than the quoted trading price of the Company's common stock on that date.

10.   Segment information:

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment. Below are the Company's net revenues and long lived assets by geographic theater (in thousands):

	Three Months Ended March 31, 2003	Three Months Ended March 31, 2004
Net Revenues
North America	$14,233	$15,359
Europe	—	5,586

Total	$14,233	$20,945

	December 31, 2003	March 31, 2004
Long lived assets, net
North America	$322,215	$311,519
Europe	—	51,900

Total	$322,215	$363,419

11.   Related party:

Office lease

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid rent to this entity of $0.1 million for the three months ended March 31, 2003 and $0.1 million for the three months ended March 31, 2004.

LNG Holdings S.A ("LNG")

        In November 2003, approximately 90% of the stock of LNG, the then parent company to Firstmark, was acquired by Symposium Inc. ("Symposium") a Delaware corporation. Symposium is wholly owned by the Company's Chief Executive Officer. In January 2004, LNG transferred its interest in Firstmark to Symposium Gamma, Inc. ("Gamma"), a Delaware corporation in return for a commitment by Gamma to invest at least $2 million in the operations of the French subsidiary—LNF. Prior to the transfer, Gamma had raised approximately $2.5 million in a private equity transaction with certain existing investors in the Company and a new investor.

        In January 2004, euro 215.1 million of Firstmark's total debt of euro 216.1 million owed to its previous parent LNG, and other amounts payable of euro 4.9 million owed to LNG were assigned to Symposium Gamma, Inc. ("Gamma") at their fair market value of euro 1. In March 2004, LNF repaid euro 1.0 million of the debt obligation to LNG. Accordingly, euro 215.1 million of the total euro 216.1 million of the debt obligation and euro 4.9 million of the other amounts payable eliminate in the consolidation of these financial statements.

        Firstmark's subsidiaries provide network services and in turn utilize the network of LambdaNet Communications AG ("Lambdanet Germany") in order for each entity to provide services to certain of their customers under a network sharing agreement. Lambdanet Germany was a majority owned subsidiary of LNG from November 2003 until April 2004 when Lambdanet Germany was sold to an unrelated party. During the three months ended March 31, 2004 Firstmark recorded revenue of euro 0.5 million from Lambdanet Germany and network costs of euro 0.9 million under the network sharing agreement. As of March 31, 2004 Firstmark had recorded net amounts due from Lambdanet Germany of euro 0.5 million and net amounts due to Lambdanet Germany of euro 0.9 million. These amounts are reflects as amounts due from related party ($0.6 million) and amounts due to related party ($1.1 million) in the accompanying condensed consolidated March 31, 2004 balance sheet. The Company is currently in negotiations with the new owner of Lambdanet Germany over the terms of settling these amounts and the network sharing agreement.

Appendix D

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis together with "Selected Consolidated Financial and Other Data" and our consolidated financial statements and related notes included in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere. You should read "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements."

General Overview

        We are a leading facilities-based provider of low-cost, high-speed Internet access and IP connectivity. Our network has been designed and optimized to transmit data using Internet Protocol, which provides us with significant cost and performance advantages over legacy networks. We deliver our services to more than 4,300 small and medium-sized businesses, communications service providers, and other bandwidth-intensive organizations located in North America and Europe. Our primary service is providing Internet access at a speed of 100 Megabits per second, much faster than typical Internet access currently offered to businesses and is delivered through our own facilities running all the way to our customers' premises.

        Our network is comprised of in-building riser facilities, metropolitan optical fiber networks, metropolitan traffic aggregation points and intercity transport facilities. The network is physically connected entirely through our facilities to over 900 buildings in which we provide our on-net services, including over 760 multi-tenant office buildings. We also provide on-net services in carrier-neutral colocation facilities, data centers and single-tenant office buildings. Because of our network architecture, we are not dependent on local telephone companies to serve our on-net customers. In addition to providing our on-net services, we also provide Internet connectivity to customers that are not located in buildings directly connected to our network. We serve these off-net customers using other carriers' facilities to provide the last mile portion of the link from our customers' premises to our network. We emphasize the sale of on-net services because sales of these services generate higher gross profit margins. For the three months ended March 31, 2003, 51.5% of our net service revenue was generated from on-net customers as compared to 64.4% in the same period in 2004.

        We have grown our net service revenue from $3.0 million for the year ended December 31, 2001 to $59.4 million for the year ended December 31, 2003 and from $14.2 million for the three months ended March 31, 2003 to $20.9 million for the three months ended March 31, 2004. Net service revenue is determined by subtracting our allowances for sales credit adjustments and unfulfilled purchase obligations from our gross service revenue. We have generated our growth through the strategic acquisitions of communications network assets, primarily from financially distressed companies, and the continued expansion of our network of on-net buildings. Our results for the year ended December 31, 2003 do not include the impact of our two most recent acquisitions that extended our business into Europe. The acquisition of Firstmark Communications Participation S.à r.l., or Firstmark, on January 5, 2004 extended our network into France, Spain, the United Kingdom, Belgium, Switzerland and the Netherlands. On March 30, 2004, we obtained rights to approximately 1,500 fiber route miles and other assets that were once part of the Carrier 1 International S.A. network in Germany. We are integrating these network assets into our network and are expanding our current on-net service offerings into Europe. As with prior acquisitions, we plan to continue to support a number of legacy service offerings in Europe, but will focus our efforts on selling our on-net IP data service offerings.

        Our net service revenue is derived from our on-net, off-net and non-core services, which comprised 51.5%, 28.1% and 20.4% of our net revenue, respectively, for the three months ended March 31, 2003 and 64.4%, 23.4% and 12.2% for the three months ended March 31, 2004. Our on-net service consists of high-speed Internet access and Internet Protocol connectivity ranging from 0.5 Mbps per second to 1,000 Mbps per second of bandwidth. We offer our on-net services to customers located in buildings that are physically connected to our network. Off-net services are sold to businesses that are connected to our network by means of T1 and T3 lines obtained from other carriers. Our non-core services, which consist of legacy services of companies whose assets or businesses we have acquired, include email, dial-up Internet, shared web hosting, managed web hosting, managed security, and voice services provided in Toronto, Canada only. We do not actively market these non-core services and expect the revenue associated with them to decline.

        In connection with each of our acquisitions in which we have acquired customer contracts, some portion of these customers have elected not to continue purchasing services from us. Accordingly, historical operating results from the acquired businesses or assets have not been indicative of our combined results. Our evaluation of potential acquisitions contemplates such patterns of revenue erosion. Our results attributable to Firstmark for the first quarter of 2004 reflect some of the expected erosion of revenue acquired in Europe and we expect to experience additional material erosion of this revenue. For example, certain customers acquired along with the Firstmark subsidiaries of LambdaNet France and LambdaNet Spain have indicated to us that they will not continue to purchase our services after the expiration of their current contractual obligations.

        We have grown our gross profit from a negative $17.0 million for the year ended December 31, 2001 to $12.4 million for the year ended December 31, 2003 and from $3.6 million for the three months ended March 31, 2003 to $5.2 million for the three months ended March 31, 2004. Our gross profit margin has expanded from 21% in 2003 to 25% for the three months ended March 31, 2004. We determine gross profit by subtracting network operation expenses (exclusive of amounts shown separately), other than amortized deferred compensation, from our net service revenue. The amortization of deferred compensation classified as cost of network services was $0.3 million, $0.2 million and $1.3 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $0.1 million and $0.2 million for the three months ended March 31, 2003 and 2004, respectively. We believe that our gross profit will benefit from the limited incremental expenses associated with providing service to new on-net customers. We have not allocated depreciation and amortization expense to our network operations expense.

        Due to our strategic acquisitions of network assets and equipment, we believe we are positioned to grow our revenue base and profitability without significant additional capital investments. We continue to deploy network equipment to other parts of our network to maximize the utilization of our assets without incurring significant additional capital expense. As a result, our future capital expenditures will be based primarily on our planned expansion of on-net buildings and the growth of our customer base. We currently intend to expand our on-net buildings by 10%, primarily in Europe, over the next 12 months. Accordingly, we anticipate that our future capital expenditure rate will be significantly less than our historical capital expenditure rate.

        Historically, our operating expenses have exceeded our net service revenue resulting in operating losses of $61.1 million, $62.3 million and $81.2 million in 2001, 2002 and 2003, respectively, and $14.9 million and $21.9 million in the first quarters of 2003 and 2004, respectively. In each of these periods, our operating expenses consisted primarily of the following:

  •
  Network operations expenses consist primarily of the cost of leased circuits, sites and facilities; telecommunications license agreements, network maintenance expenses, salaries of, and expenses related to, employees who are directly involved with maintenance and operation of our network, who we refer to as network employees; and software license fees.

  •
  Selling general and administrative expenses consist primarily of salaries, bonuses and related benefits paid to our non-network employees and related selling and administrative costs.

  •
  Depreciation and amortization expenses result from the depreciation of our property and equipment, including the assets and capitalized expenses associated with our network and the amortization of our intangible assets.

  •
  Amortization of deferred compensation that results from the expense of amortizing over the vesting period the fair value of our stock options and restricted stock granted to our employees.

        We anticipate significant additional deferred compensation expenses in the future based on our board of directors' recent approval of additional option grants. In May 2004, our board of directors authorized the grant of stock options exercisable for the purchase of up to 18,150 shares of Series H preferred stock, or 698,077 shares of common stock after giving effect to the Equity Conversion. These grants will result in additional deferred compensation expense of approximately $       million. We will begin amortizing approximately $       million of these expenses in the second quarter of 2005 and will begin amortizing the remaining amount in the fourth quarter of 2006.

Acquisitions

        Since our inception, we have consummated six major and three minor acquisitions through which we have expanded our network and customer base and added strategic assets to our business. We have accomplished this primarily by acquiring financially distressed companies or their assets at a significant discount to their original cost.

    Acquisition of European Network

        We expanded our network into Europe through a number of related transactions. In September 2003, we began exploring the possibility of acquiring LNG Holdings SA, an operator of a European telecommunications network that was on the verge of insolvency. We determined that an acquisition of LNG in whole was not advisable at that time; however, the private equity funds that owned LNG refused to consider a transaction in which we would acquire only parts of the network. In order to prevent LNG from liquidating and to preserve our ability to structure an acceptable acquisition, in November 2003, our Chief Executive Officer formed a corporation that acquired a 90% interest in LNG in return for a commitment to cause at least $2 million to be invested in LNG's subsidiary LambdaNet France and an indemnification of LNG's selling stockholders by us and the acquiring corporation. In November 2003, we reached an agreement with investment funds associated with BNP Paribas and certain of our existing investors regarding the acquisition of the LNG network in France, Spain and Germany.

        We completed the first step of the European network acquisition in January 2004. The investors funded a corporation that they controlled with $2.5 million and acquired Firstmark, the parent holding company of LambdaNet France and LambdaNet Spain, from LNG for one euro. As consideration, the investors, through the corporation they controlled, entered into a commitment to use reasonable efforts to cause LNG to be released from a guarantee of certain obligations of LambdaNet France and a commitment to fund LambdaNet France with $2.0 million. That corporation was then merged into one of our subsidiaries in a transaction in which the investors received preferred stock that will convert into approximately 0.8 million shares of our common stock immediately prior to this offering.

        The planned second step of the transaction was the acquisition of the German network of LNG. We attempted to structure an acceptable acquisition which would have included using $19.5 million allocated by the investors to restructure the existing bank debt of LambdaNet Germany, however, we subsequently concluded that it was unlikely that we could structure an acceptable acquisition of LambdaNet Germany, and we began to seek an alternative German network acquisition in order to complete the European portion of our network and meet the conditions required to cause the investors to fund $19.5 million.

        In March 2004, we identified network assets in Germany formerly operated as part of the Carrier 1 network as an attractive acquisition opportunity. Pursuant to the November commitment, the investors funded a newly-formed Delaware corporation with $19.5 million and the corporation through a German subsidiary acquired the rights to the Carrier 1 assets in return for 2.3 million euros. That corporation then was merged into one of our subsidiaries in a transaction in which the investors received preferred stock which will convert into approximately 6.0 million shares of our common stock immediately prior to this offering.

    Acquisition of Assets of Fiber Network Services

        In February 2003, we acquired the principal assets of Fiber Network Services, Inc., or FNSI, in exchange for options to purchase 6,000 shares of our common stock and the assumption of certain of FNSI's liabilities. The acquired assets included FNSI's customer contracts and accounts receivable. The liabilities that we assumed included accounts payable, facilities leases, customer contractual commitments, capital lease and note obligations.

    Acquisition of PSINet Assets

        In April 2002, we purchased the principal assets of PSINet, Inc. out of bankruptcy in exchange for $9.5 million and the assumption of certain liabilities. The assets included certain of PSINet's accounts receivable, rights to 10,000 route miles of dark fiber pursuant to IRUs, and intangible assets including settlement-free peering agreements, customer contracts and the PSINet trade name. The liabilities that we assumed included leased circuit commitments, facilities leases, customer contractual commitments and colocation arrangements.

    Allied Riser Merger

        In February 2002, we acquired Allied Riser Communications Corporation, a facilities-based provider of broadband data, video and voice communications services to small and medium-sized businesses in the United States and Canada in exchange for the issuance of approximately 100,000 shares of our common stock. As a result of the merger, Allied Riser became a wholly-owned subsidiary of ours. In connection with the merger, we became co-obligor under Allied Riser's 7 1/2% Convertible Subordinated Notes Due 2007.

    Acquisition of NetRail Assets

        In September 2001, we purchased for $11.7 million the principal assets of NetRail, Inc. out of bankruptcy. The assets included certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering agreements with Tier-1 Internet service providers.

Results of Operations

        Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality of and potential variability of our net service revenues and cash flows. These key performance indicators include:

  •
  net service revenues, which are an indicator of our overall business growth;

  •
  gross profit, which is an indicator of both our service offering mix, competitive pressures and the cost of our network operations;

  •
  growth in our on-net customer base, which is an indicator of the success of our on-net focused sales efforts;

  •
  growth in our on-net buildings; and

  •
  distribution of revenue across our service offerings.

    Three Months Ended March 31, 2003 Compared to the Three Months Ended March 31, 2004

        The following summary table presents a comparison of our results of operations for the three months ended March 31, 2003 and 2004 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Three Months Ended March 31,
			Percent Change
	2003	2004
	(unaudited)
	(in thousands)
Net service revenue	$14,233	$20,945	47.2%
Network operations expenses (1)	10,682	15,735	47.3%
Selling, general, and administrative expenses (2)	6,402	9,581	49.7%
Depreciation and amortization expenses	11,211	14,536	29.7%
Interest income and other	398	1,012	154.3%
Interest expense	(8,406)	(3,243)	61.4%
Net income (loss)	1,914	(24,170)	N/A

(1)
Excludes amortization of deferred compensation of $57 and $212 in the three months ended March 31, 2003 and 2004, respectively, which, if included would have resulted in a period-to-period change of 48.5%.

(2)
Excludes amortization of deferred compensation of $761 and $2,820 in the three months ended March 31, 2003 and 2004, respectively, which, if included would have resulted in a period-to-period change of 73.1%.

        Net Service Revenue.    Our net service revenue increased 47.2% from $14.2 million for the three months ended March 31, 2003 to $20.9 million for the three months ending March 31, 2004. The increase in net service revenue is primarily attributable to the increase from the customers acquired in the Firstmark and FNSI acquisitions and the increase in customers purchasing our on-net service offerings partly offset by a decline in revenue from the customers acquired in the PSINet and Allied Riser acquisitions. For the three months ended March 31, 2003 and 2004, on-net, off-net and non-core services represented 51.5%, 28.1% and 20.4% and 64.4%, 23.4% and 12.2% of our net service revenues, respectively.

        Our net service revenue related to our Firstmark and FNSI acquisitions is included in our statements of operations from the acquisition dates. Net service revenue from our Firstmark acquisition totaled approximately $5.6 million for the three months ended March 31, 2004, of which $0.6 million of net service revenue was derived from services rendered to LambdaNet Communications Deutschland AG (LambdaNet Germany). LambdaNet Germany was majority-owned by LNG Holdings until April 2004 when it was sold to an unrelated third party. We are in the process of renegotiating LambdaNet Germany's service contracts and may lose some or all of this revenue. Net service revenue from our FNSI acquisition totaled approximately $0.4 million for the three months ended March 31, 2003 and $0.9 million for the three months ended March 31, 2004.

        Net service revenue from the acquired PSINet legacy customer contracts totaled approximately $5.3 million for the three months ended March 31, 2003 and $1.9 million for the three months ended March 31, 2004.

        Network Operations Expenses.    Our network operations expenses, excluding the amortization of deferred compensation, increased 47.3% from $10.7 million for the three months ended March 31, 2003 to $15.7 million for the three months ended March 31, 2004. The increase was primarily due to $4.3 million of network operations expenses for Firstmark operations and an increase from expenses related to the FNSI acquisition. The FNSI acquisition is included for only one month in the first quarter of 2003 and for the full three month period in 2004. Additionally, we have increased the number of building access agreements related to the expansion of our network, which has resulted in an increase in related fees. These increases have been partly offset by a reduction in leased circuit expenses from off-net PSINet customer cancellations and from a reduction of expenses for internetworking due to an increase in our settlement-free peering relationships with other network providers. Settlement-free peering relationships provide us with the right to exchange network traffic with other networks with no cost to us.

        For the three month period ended March 31, 2004, Firstmark recorded $1.1 million of network usage costs from LambdaNet Germany. We are in the process of renegotiating the LambdaNet Germany service contracts.

        Our total cost of network operations for the three months ended March 31, 2003 and March 31, 2004 includes approximately $0.1 million and $0.2 million, respectively, of amortization of deferred compensation expense classified as cost of network operations. The increase in amortization of deferred compensation expense is due to the amortization of deferred compensation expense recorded in connection with the grant of shares of Series H preferred stock to our employees in October 2003. Deferred compensation is being amortized over the vesting period of the Series H preferred stock. There was no amortization of compensation expense related to Series H preferred stock for the three months ended March 31, 2003 since the grants began in October 2003. Total amortization of deferred compensation expense related to Series H preferred stock was approximately $3.0 million for the three months ended March 31, 2004.

        Selling, General, and Administrative Expenses.    Our SG&A expenses, excluding the amortization of deferred compensation, increased 49.7% from $6.4 million for the three months ended March 31, 2003 to $9.6 million for the three months ended March 31, 2004. SG&A expenses increased primarily from the $2.5 million of SG&A expenses for Firstmark and from a $0.5 million reduction in capitalized salaries and related benefits of employees directly involved with our construction activities. The decline in capitalized costs is due to a decrease in our construction activities. Our SG&A expenses for the three month period ended March 31, 2004 include a $0.6 million expense related to a proposed settlement of a dispute with a landlord over a lease acquired in the Allied Riser merger.

        Our total SG&A expenses for the three months ended March 31, 2003 and March 31, 2004 include $0.8 million and $2.8 million, respectively, of amortization of deferred compensation expense. The increase in amortization of deferred compensation expense is due to the amortization of deferred compensation expense recorded in connection with the grant of shares of Series H preferred stock to our employees in October 2003.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expense increased from $11.2 million for the three months ended March 31, 2003 to $14.5 million for the three months ended March 31, 2004. Amortization expense related to our intangible assets for the three months ended March 31, 2003 and March 31, 2004 was $2.3 million and $2.8 million, respectively. Depreciation expense related to property and equipment for the three months ended March 31, 2003 and March 31, 2004 was approximately $9.0 million and $11.8 million, respectively. Depreciation expense increased due to the Firstmark acquisition and because we had more capital equipment and IRUs in service in 2004 than in the same period in 2003. We begin to depreciate our capital assets once the related assets are placed in service.

        In connection with the exchange and settlement related to our 7 1/2% Convertible Subordinated Notes Due 2007 that is discussed in greater detail below in "Liquidity and Capital Resources," we recorded a gain of approximately $24.8 million during the three months ended March 31, 2003. This gain results from the difference between the $36.5 million net book value of the notes ($106.7 million face value less the related unamortized discount of $70.2 million) and $2.0 million of accrued interest, the cash consideration of $5.0 million and the $8.5 million estimated fair market value for the Series D and Series E preferred stock issued to the noteholders less approximately $0.2 million of transaction costs.

        Interest Income and Other.    Our interest and other income increased 154.3% from $0.4 million for the three months ended March 31, 2003 to $1.0 million for the three months ended March 31, 2004. The increase resulted from a realized gain of $0.9 million from the exercise and sale of warrants for the common stock of Alverion Ltd. The warrants were exercisable through March 2005, at a price of $3.89 per share and were valued at the date of our Firstmark acquisition at $2.6 million under the Black-Scholes method of valuation. In January 2004, we exercised the warrants and sold the related securities for proceeds of $3.5 million, resulting in a gain of $0.9 million.

        Interest Expense.    Our interest expense decreased 61.4% from $8.4 million for the three months ended March 31, 2003 to $3.2 million for the three months ended March 31, 2004. Interest expense for the three months ended March 31, 2004, includes interest from our capital lease agreements and our 7 1/2% Convertible Subordinated Notes Due 2007. Interest expense for the three months ended March 31, 2003 also included interest on our Cisco credit facility and the amortization of the related deferred financing costs. The decrease in interest expense resulted from the March 2003 settlement with the Allied Riser note holders and the restructuring of our Cisco credit facility in July 2003. Our Cisco credit facility debt restructuring transaction has been accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standards (SFAS) No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings." Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the total estimated future interest payments. As a result, we did not record interest expense under the Amended and Restated Cisco Note for the three month period ended March 31, 2004.

        Income Taxes.    We recorded no income tax expense or benefit for the three months ended March 31, 2003 or the three months ended March 31, 2004. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax assets. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Net Income (Loss).    As a result of the foregoing, net income was $1.9 million for the three months ended March 31, 2003 as compared to a net (loss) of $(24.2) million for the three months ended March 31, 2004.

    Year Ended December 31, 2002 Compared to the Year Ended December 31, 2003

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2002 and 2003 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2002	2003
	(in thousands)
Net service revenue	$51,913	$59,422	14.5%
Network operations expenses (1)	49,091	47,017	(4.2)%
Selling, general, and administrative expenses (2)	33,495	26,570	(20.7)%
Depreciation and amortization expenses	33,990	48,387	42.4%
Interest income and other	1,739	1,512	(13.1)%
Interest expense	(36,284)	(19,776)	(45.5)%
Net (loss) income	(91,843)	140,743	N/A

(1)
Excludes amortization of deferred compensation of $233 and $1,307 in the years ended December 31, 2002 and 2003, respectively, which, if included would have resulted in a period-to-period change of (2.0)%.

(2)
Excludes amortization of deferred compensation of $3,098 and $17,368 in the years ended December 31, 2002 and 2003, respectively, which, if included would have resulted in a period-to-period change of 20.1%.

        Net Service Revenue.    Our net service revenue increased 14.5% from $51.9 million for the year ending December 31, 2002 to $59.4 million for the year ended December 31, 2003. This increase was primarily attributable to the growth in the number of on-net buildings, the increase in revenue from customers purchasing our on-net Internet access service offerings, and the increase in off-net revenue attributable to the customers acquired in the FNSI acquisition, which we have included in our consolidated net service revenue since the closing of the acquisition on February 28, 2003. The increase was partially offset by a decline in net service revenue derived from customers acquired in our April 2, 2002 acquisition of certain PSINet customer accounts.

        Network Operations Expenses.    Our network operations expenses, excluding the amortization of deferred compensation, decreased 4.2% from $49.1 million for the year ended December 31, 2002 to $47.0 million for the year ended December 31, 2003. This decrease was primarily due to a decrease during the year ended December 31, 2003 in recurring circuit fees associated with providing our off-net services compared to the year ended December 31, 2002. This decrease in circuit fees was primarily driven by a reduction in the number of off-net customers that we served during 2003.

        Selling, General, and Administrative Expenses.    Our SG&A expenses, excluding the amortization of deferred compensation, decreased 20.7% from $33.5 million for the year ended December 31, 2002 to $26.6 million for the year ended December 31, 2003. SG&A for the years ended December 31, 2002 and December 31, 2003 included approximately $3.2 million and $3.9 million, respectively, of expenses related to our allowance for uncollectable accounts. The decrease in SG&A expenses was due to a reduction in transitional activities associated with the Allied Riser, PSINet and FNSI acquisitions and a decrease in headcount during 2003 as compared to 2002.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expenses increased 42.4% from $34.0 million for the year ended December 31, 2002 to $48.4 million for the year ended December 31, 2003. This increase occurred primarily because we had more capital equipment and IRUs in service in 2003 than in the 2002. The increase was also attributable to an increase in amortization expense in the 2003 period over 2002. Amortization expense increased because we had more intangible assets during 2003 than in 2002.

        Interest Income and Other.    Our interest income decreased by 13.1% from $1.7 million for the year ended December 31, 2002 to $1.5 million for the year ended December 31, 2003, resulting from a decrease in marketable securities and a reduction in interest rates.

        Interest Expense.    Our interest expense decreased by 45.5% from $36.3 million for the year ended December 31, 2002 to $19.8 million for the year ended December 31, 2003, resulting primarily from (1) the closing of the Allied Riser note settlement and exchange during the first quarter of 2003 and the related cancellation of $106.7 million in principal amount of our 7 1/2% Convertible Subordinated Notes Due 2007 under the 2003 settlement and exchange, (2) the July 31, 2003 restructuring of our previous Cisco credit facility, which eliminated the amortization of our deferred financing costs and significantly reduced our indebtedness to Cisco Capital and (3) to a lesser extent, a reduction in interest rates.

        Settlement of Allied Riser Noteholder Litigation and Gain on Note Exchange.    In connection with the note exchange and settlement that is discussed in greater detail below in "Liquidity and Capital Resources," we recorded a gain of approximately $24.8 million recorded during the year ended December 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 million face value less an unamortized discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the $8.5 million estimated fair market value for the Series D and Series E preferred stock issued to the noteholders less approximately $0.2 million of transaction costs.

        Gain—Cisco Recapitalization.    The restructuring of our previous Cisco credit facility on July 31, 2003 resulted in a gain of approximately $215.4 million. On a basic income and diluted income per share basis the gain was $556.36 and $27.14 for the year ended December 31, 2003, respectively. The gain resulted from the retirement of the amounts outstanding under the previous Cisco credit facility and was determined as follows (in thousands):

Cash paid	$20,000
Issuance of Series F preferred stock	11,000
Amended and Restated Cisco Note, principal plus future interest	17,842
Transaction costs	1,167

Total Consideration	$50,009

Amount outstanding under Cisco credit facility	(262,812)
Interest accrued under the Cisco credit facility	(6,303)
Book value of cancelled warrants	(8,248)
Book value of unamortized loan costs	11,922

Total Indebtedness prior to recapitalization	$(265,441)

Gain from recapitalization	$215,432

        Net (Loss) Income.    As a result of the foregoing, we incurred a net (loss) of $(91.8) million for the year ended December 31, 2002 and net income of $140.7 million for the year ended December 31, 2003.

    Year Ended December 31, 2001 Compared to the Year Ended December 31, 2002

        The following summary table presents a comparison of our results of operations for the years ended December 31, 2001 and 2002 with respect to certain key financial measures. The comparisons illustrated in the table are discussed in greater detail below.

	Year Ended December 31,
			Percent Change
	2001	2002
	(in thousands)
Net service revenue	$3,018	$51,913	1,620.1%
Network operations expenses (1)	19,990	49,091	145.6%
Selling, general, and administrative expenses (2)	27,322	33,495	22.5%
Depreciation and amortization expenses	13,535	33,990	151.1%
Interest income and other	2,126	1,739	(18.2)%
Interest expense	(7,945)	(36,284)	356.7%
Net loss	(66,913)	(91,843)	37.3%

(1)
Excludes amortization of deferred compensation of $307 and $233 in the years ended December 31, 2001 and 2002, respectively, which, if included would have resulted in a period-to-period change of 143.0%.

(2)
Excludes amortization of deferred compensation of $2,958 and $3,098 in the years ended December 31, 2001 and 2002, respectively, which, if included would have resulted in a period-to-period change of 20.8%.

        Net Service Revenue.    Our net service revenue increased 1,620.1% from $3.0 million for the year ending December 31, 2001 to $51.9 million for the year ended December 31, 2002. This increase was primarily attributable to the increase in net service revenue from customers purchasing our service offerings including the customers acquired in the Allied Riser merger and the PSINet acquisition.

        Network Operations Expenses.    Our network operations expenses increased 145.6% from $20.0 million for the year ended December 31, 2001 to $49.1 million for the year ended December 31, 2002. This increase was primarily due to an increase during 2002 of the number of leased network facilities and circuit fees related to the PSINet customers acquired, an increase in maintenance fees on our IRUs and network equipment, an increase in charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of telecommunications license agreements and related fees, including the telecommunications license agreements acquired in the February 2002 Allied Riser merger. This increase was partially offset by the elimination of temporary leased transmission capacity charges of $1.3 million in 2002.

        Selling, General, and Administrative Expenses.    Our SG&A increased 22.5% from $27.3 million for the year ended December 31, 2001 to $33.5 million for the year ended December 31, 2002. This increase was primarily attributable to expenses incurred as a result of our expanded selling efforts and our support of our increasing customer base and headcount during 2002. The increase was also partially attributable to the $3.2 million increase in the expense related to our allowance for doubtful accounts.

        Gain on Settlement of Vendor Litigation.    In December 2002, we reached an agreement with a vendor to settle the litigation brought by that vendor. Under this settlement, we agreed to pay the vendor approximately $1.6 million in 2003. The settlement amount was resulted in a gain of $5.7 million that was recorded in December 2002.

        Depreciation and Amortization Expenses.    Our depreciation and amortization expenses increased 151.1% from $13.5 million for the year ended December 31, 2001 to $34.0 million for the year ended

December 31, 2002. This increase occurred primarily because we had more capital equipment and IRUs in service in 2002 than in the 2001. The increase was also attributable to an increase in amortization expense in the 2002 period over 2001. Amortization expense increased because we had more intangible assets during 2002 than in 2001.

        Interest Income and Other.    Our interest income decreased by 18.2% from $2.1 million for the year ended December 31, 2001 to $1.7 million for the year ended December 31, 2002, resulting from a decrease in marketable securities and a reduction in interest rates.

        Interest Expense.    Our interest expense increased by 356.7% from $7.9 million for the year ended December 31, 2001 to $36.3 million for the year ended December 31, 2002. The increase resulted primarily from an increase in borrowings under our previous Cisco Capital credit facility, an increase in the number of capital leases and the interest expense associated with our 7 1/2% Convertible Subordinated Notes Due 2007. The increase was partially offset by a reduction in interest rates.

        Net Loss.    As a result of the foregoing, our net loss of $66.9 million for the year ended December 31, 2001 increased to a net loss of $91.8 million for the year ended December 31, 2002.

Liquidity and Capital Resources

        In assessing our liquidity, our management reviews and analyzes our current cash on-hand, our accounts receivable, foreign exchange rates, capital expenditure commitments, and our required debt payments and other obligations.

        During 2003, we engaged in two transactions pursuant to which we significantly reduced our indebtedness and improved our liquidity. Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation which we refer to as our previous Cisco credit facility. During the third quarter of 2003, we entered into agreements with Cisco Capital and certain of our existing investors pursuant to which, among other things: (1) Cisco Capital agreed to cancel the $269.1 million in principal amount of then-outstanding indebtedness and accrued interest and to return warrants exercisable for the purchase of 40,000 shares of our common stock in exchange for a cash payment of $20.0 million, the issuance of 11,000 shares of our Series F preferred stock, which are convertible into 3.4 million shares of our common stock and the issuance of an Amended and Restated Promissory Note for the aggregate principal amount of $17.0 million, and (2) we sold to certain of our then-existing investors preferred stock convertible into 12.7 million shares of our common stock, in exchange $41.0 million in cash, a portion of which was used to make the $20.0 million cash payment to Cisco Capital.

        In the first quarter of 2003, we entered an agreement with the holders of approximately $106.7 million in face value of 7 1/2% Convertible Subordinated Notes Due 2007 issued in September 2000 by our subsidiary Allied Riser, pursuant to which the noteholders agreed (1) to surrender their notes, including accrued and unpaid interest, in exchange for a cash payment of $5.0 million and the issuance of 3.4 million shares of our Series D preferred stock and 3.4 million shares of our Series E preferred stock, which shares were converted into a total of 34,263 shares of our common stock in the Cisco recapitalization, and (2) to dismiss with prejudice their litigation against Allied Riser, in exchange for a cash payment of $4.9 million.

    Cash Flows

        The following table sets forth our consolidated cash flows for the years ended December 31, 2001, 2002, and 2003 and the three months ended March 31, 2003 and 2004.

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Net cash used in operating activities	$(46,786)	$(41,567)	$(27,357)	$(14,971)	$(11,582)
Net cash (used in) provided by investing activities	(131,652)	(19,786)	(25,316)	(13,965)	29,495
Net cash provided by (used in) financing activities	161,862	51,694	20,562	2,141	(2,217)
Effect of exchange rates on cash	—	(44)	672	220	(137)

Net (decrease) increase in cash and cash equivalents during period	$(16,576)	$(9,703)	$(31,439)	$(26,575)	$15,559

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $15.0 million for the three months ended March 31, 2003 compared to $11.6 million for the same period during 2004. Net cash used in operating activities was $41.6 million for the year ended December 31, 2002 compared to $27.4 million for the year ended December 31, 2003. Net cash used in operating activities was $46.8 million for the year ended December 31, 2001 compared to $41.6 million for the year ended December 31, 2002.

        Net Cash (Used in) Provided By Investing Activities.    Net cash used in investing activities was $14.0 million for the three months ended March 31, 2003 compared to net cash provided by investing activities of $29.5 million for the same period during 2004. Our primary sources of cash provided by investing activities during the first quarter of 2004 was cash acquired of $4.7 million and $19.4 million from our acquisition of Firstmark in January 2004 and our merger with Symposium Omega in March 2004, respectively. Our purchases of property and equipment were $13.1 million for the three months ended March 31, 2003 and $1.8 million for the three months ended March 31, 2004. Our purchases of short-term investments were $0.9 million for the three months ended March 31, 2003 and our sales of short-term investments were $3.5 million for the three months ended March 31, 2004. Net cash from investing activities for the three months ended March 31, 2004 also included proceeds from the sale of warrants for $3.5 million.

        Net cash used in investing activities was $131.7 million for the year ended December 31, 2001, $19.8 million for the year ended December 31, 2002 and $25.3 million for the year ended December 31, 2003. Our primary uses of cash during 2001 were $118.0 million for the purchase of property and equipment in connection with the deployment of our network, $11.9 million for the purchase of intangible assets in connection with the NetRail acquisition and $1.8 million for purchases of short term investments. Our primary uses of cash during 2002 were $75.2 million for the purchase of property and equipment in connection with the deployment of our network, $9.6 million for the purchase of intangible assets in connection with our PSINet acquisition, $3.6 million in connection with our acquisition of the minority interest in Shared Technologies of Canada, Inc. and $1.8 million for purchases of short term investments. Cash expenditures were partially offset during 2002 by the $70.4 million of cash and cash equivalents that we acquired in connection with the Allied Riser merger. Our primary use of cash during 2003 was $24.0 million for the purchase of property and equipment in connection with the deployment of our network.

        Net Cash Provided by (Used in) Financing Activities.    Financing activities provided net cash of $2.1 million for the three months ended March 31, 2003 and used net cash of $2.2 million for the three months ended March 31, 2004. Net cash provided by financing activities during the first quarter of 2003 resulted principally from proceeds from borrowings under the previous Cisco credit facility of $7.9 million offset by a $5.0 million payment related to the Allied Riser note exchange and payments under our capital leases of $0.8 million. Net cash used in financing activities during the first quarter of 2004 were principally from a $1.2 million payment to LNG holdings and $1.0 million for payments under our capital leases.

        Financing activities provided net cash of $161.9 million for the year ended December 31, 2001, $51.7 million for the year ended December 31, 2002 and $20.6 million for the year ended December 31, 2003. Net cash provided by financing activities during 2001 resulted principally from borrowings under our previous Cisco credit facility of $107.6 million and net proceeds of $61.3 million from the sale of our Series C preferred stock, partially offset by $12.8 million in capital lease repayments. Net cash provided by financing activities during 2002 resulted principally from borrowings under our previous Cisco credit facility of $54.4 million, partially offset by $2.7 million in capital lease repayments. Net cash provided by financing activities during 2003 resulted principally from borrowings under our previous Cisco credit facility of $8.0 million and net proceeds of $40.6 million from the sale of our Series G preferred stock, partially offset by a $5.0 million payment related to the Allied Riser note exchange, a $20.0 million payment to Cisco Capital in connection with the Cisco recapitalization and $3.1 million in capital lease repayments.

    Cash Position and Indebtedness

        Our total indebtedness, net of discount, at December 31, 2001, 2002 and 2003 was $202.5 million, $347.9 million and $83.7 million, respectively. During the year ended December 31, 2003, the Allied Riser note exchange and related agreement and the Cisco recapitalization in particular had a significant impact on our liquidity and our level of indebtedness. At March 31, 2004, our total cash and cash equivalents were $23.4 million and our total indebtedness was $131.7 million.

    Amended and Restated Cisco Note

        In connection with the Cisco recapitalization, we amended our credit agreement with Cisco Capital. The Amended and Restated Credit Agreement became effective at the closing of the recapitalization on July 31, 2003.

        Our remaining $17.0 million of indebtedness to Cisco is evidenced by a promissory note, which we refer to as the Amended and Restated Cisco Note. The Amended and Restated Cisco Note eliminated the covenants related to our financial performance. Cisco Capital retained its senior security interest in substantially all of our assets, except that we will be permitted to subordinate Cisco Capital's security interest in our accounts receivable. The Amended and Restated Cisco Note is to be repaid in three installments. No interest is accrued or payable on the Amended and Restated Cisco Note for the first 30 months unless we default under the terms of the Amended and Restated Cisco Note. Principal and interest is paid as follows: a $7.0 million principal payment is due on February 1, 2006, a $5.0 million principal payment plus interest accrued is due on February 1, 2007, and a final principal payment of $5.0 million plus interest is due on February 1, 2008. When the indebtedness under the Amended and Restated Cisco Note begins to accrue interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        We are required to use a portion of the net proceeds that we receive from this offering to repay all of the outstanding indebtedness under the Amended and Restated Cisco Note. The Amended and Restated Cisco Note is also subject to mandatory prepayment in full upon the occurrence of the closing of any change in control of us, our completion of any equity financing or receipt of loan proceeds above $30.0 million, our achievement of four consecutive quarters of operating cash flow of at least

$5.0 million, or our merger resulting in a combined entity with an equity value greater than $100.0 million, as each of these events is defined in the agreement. Our indebtedness under the Amended and Restated Cisco Note is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if we raise less than $30.0 million in a future equity financing.

        The Cisco recapitalization was considered a troubled debt restructuring under SFAS No. 15, Accounting by Debtors and Creditors of Troubled Debt Restructurings. Under SFAS No. 15, the Amended and Restated Cisco Note was recorded at its principal amount plus the estimated future interest payments.

    Contractual Obligations and Commitments

        The following table summarizes our contractual cash obligations and other commercial commitments as of March 31, 2004:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Long term debt	$28,033	$—	$12,608	$15,425	$—
Capital lease obligations	180,553	15,398	28,931	24,493	111,731
Operating leases (1)	174,940	26,310	40,985	27,574	80,071
Unconditional purchase obligations	3,898	260	520	520	2,598

Total contractual cash obligations	$387,424	$41,968	$83,044	$68,012	$194,400

(1)
Our operating lease and maintenance obligations above do not include agreements to sublease certain of our office space and facilities. These agreements reduce the obligations above by approximately $2.3 million.

        Capital Lease Obligations.    The capital lease obligations above were incurred in connection with our IRUs for intercity and intracity dark fiber underlying substantial portions of our network. These capital leases are presented on our balance sheet at the net present value of the future minimum lease payments, or $109.6 million at March 31, 2004. These leases generally have terms of 15 to 25 years.

    Future Capital Requirements

        Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy. We believe that if we are able to increase the number of customers using our services as planned, our current cash position is sufficient to fund our operations until we generate more cash than we consume. If we are unable to achieve revenue growth or if we have significant unplanned costs or cash requirements, we may need to raise additional funds through the issuance of debt or equity. We cannot assure you that such financing will be available on terms acceptable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the number of buildings that we serve or require us to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        We may elect to purchase or otherwise retire the remaining $10.2 million face value of Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations.

    Off-Balance Sheet Arrangements

        We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Critical Accounting Policies and Significant Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        The accounting policies we believe to be most critical to understanding our financial results and condition and that require complex and subjective management judgments are discussed below.

    Revenue Recognition

        We recognize service revenue when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives offered to certain customers are recorded as a reduction of revenue when granted or ratably over the estimated customer life. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life. We expense direct costs associated with sales and new customer setup as incurred.

    Allowances for Sales Credits and Unfulfilled Purchase Obligations

        We have established allowances to account for sales credit adjustments and unfulfilled contractual purchase obligations.

  •
  Our allowance for sales credit adjustments is designed to account for reductions to our service revenue that occur when customers are granted a service level agreement credit or discount. This allowance is provided for by reducing our gross service revenue and is determined by actual credits granted during the period and an estimate of unprocessed credits.

  •
  Our allowance for unfulfilled contractual purchase obligations is designed to account for non-payment of amounts under agreements that we have with certain of our customers that place minimum purchase obligations on them. Although we vigorously seek payments due pursuant to these purchase obligations, we have historically collected only approximately 2% of these payments. In order to allow for this we reduce our gross service revenue by the amount that has been invoiced to these customers. We reduce this allowance and recognize the related service revenue only upon the receipt of cash payments in respect of these invoices.

    Valuation Allowances for Doubtful Accounts Receivable and Deferred Tax Assets

        We have established allowances that we use in connection with valuing expense charges associated with uncollectible accounts receivable and our deferred tax assets.

  •
  Our valuation allowance for uncollectible accounts receivable is designed to account for the expense associated with writing off accounts receivable that we estimate will not be collected. We provide for this by increasing our selling, general and administrative expenses by the amount of receivables that we estimate will not be collected. We assess the adequacy of this allowance monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit-worthiness of our customers. We also assess the ability of specific customers to meet their financial obligations to us and establish specific allowances based on the amount we expect to collect from these customers. As of December 31, 2001, 2002 and 2003 and March 31, 2004, respectively, our allowance for doubtful accounts receivable comprised, 8.8%, 26.8%, 36.1% and 35.2% of our total accounts receivable. For the years ended December 31, 2001, 2002 and 2003 and the three months ended March 31, 2004, our allowance for doubtful accounts expense accounted for 1.6%, 8.8%, 8.8% and 6.7% of our total SG&A expenses, respectively.

  •
  Our valuation allowance for our net deferred tax asset is designed to take into account the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets in the event that we record positive income for income tax purposes. For federal and state tax purposes, our net operating loss carry-forwards, including those that we have generated through our operations and those acquired in the Allied Riser merger could be subject to significant limitations on annual use. To account for this uncertainty we have recorded a valuation allowance for the full amount of our net deferred tax asset. As a result the value of our deferred tax assets on our balance sheet is zero.

    Impairment of Long-Lived Assets

        We review our long-lived assets, including property and equipment, and intangible assets with definite useful lives to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to our best estimate of future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. As of December 31, 2002 and December 31, 2003, we tested our long-lived assets for impairment. In the event that there are changes in the planned use of our long-lived assets, or our expected future undiscounted cash flows are reduced significantly, our assessment of our ability to recover the carrying value of these assets under SFAS No. 144 could change. Because our best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, we believe that currently the fair value of our long-lived assets including our network assets and IRUs are significantly below the amounts we originally paid for them and may be less than their current depreciated cost basis.

    Business Combinations

        We account for our business combinations pursuant to SFAS No. 141, Business Combinations. Under SFAS No. 141 we allocate the cost of an acquired entity to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Intangible assets are recognized when they arise from contractual or other legal rights or if they are separable as defined by SFAS No. 141. We determine estimated fair values using quoted market prices, when available, or the using present values determined at appropriate current interest rates. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

    Goodwill and Other Intangibles

        We account for our intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142 we determine the useful lives of our intangible assets based upon the expected use of the intangible asset, contractual provisions, obsolescence and other factors. We amortized our intangible assets on a straight-line basis. We presently have no intangible assets that are not subject to amortization.

    Other Accounting Policies

        We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

        We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction-in-progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

        We estimate the fair market value of our Series H preferred stock based upon the number of common shares the Series H preferred stock converts into and the trading price of our common stock on the grant date.

Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns, or both. The adoption of FIN 46 did not have an impact on our financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, which expands previously issued accounting guidance and disclosure requirements for certain guarantees. The Interpretation requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. In November 2003 we provided an indemnification to certain shareholders discussed in Note 9 to our December 31, 2003 financial statements. Under the Interpretation, in 2003 we have recorded a long-term liability and corresponding asset of approximately $167,000 for the estimated fair value of this obligation.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 did not have an impact on our results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 became effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that existed as of July 1, 2003. We do not have any financial instruments that meet the provisions of SFAS No. 150, therefore, adopting the provisions of SFAS No. 150 did not have an impact on our results of operations or financial position.

        In November 2002, the FASB's Emerging Issues Task Force reached a final consensus on Issue No. 00-21. Accounting for Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under the EITF 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The adoption of EITF 00-21 did not have a material effect on our consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition, which updates the guidance in SAB No. 101, integrates the related set of Frequently Asked Questions, and recognizes the role of EITF 00-21. The adoption of SAB No. 104 did not have a material effect on our consolidated financial statements.

Appendix E

Quantitative And Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $24.1 million at March 31, 2004, $23.4 million of which are considered cash equivalents and mature in 90 days or less and $0.7 million are short term investments consisting of commercial paper and a Canadian treasury bill. These short term investments are restricted for collateral against letters of credit. We also own commercial paper investments and certificates of deposit totaling $1.4 million that are classified as other long-term assets. These investments are also restricted for collateral against letters of credit.

        If market rates were to increase immediately and uniformly by 10% from the level at March 31, 2004, the change to our interest sensitive assets and liabilities would not have a material effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the year ended March 31, 2004 would have increased our interest expense for the period by approximately $0.3 million.

        Interest on the Amended and Restated Cisco Note does not accrue until February 2006, unless we default under the terms of the note. When the note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

E-1

Appendix F

EXECUTIVE COMPENSATION

        The following table sets forth summary information concerning the compensation paid during the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003 to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2003 and whose compensation exceeded $100,000 for fiscal year 2003. These individuals are referred to in this report as the named executive officers.

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation (Salary)		Restricted Stock Awards ($)(1)	Securities Underlying Options (#)
David Schaeffer Chairman, President and Chief Executive Officer	2003 2002 2001	$250,000 250,000 250,000		$6,377,823 — —	— — 478,700
Helen Lee Chief Financial Officer	2003 2002 2001	250,000 248,750 220,000		911,262 — —	— — 100,000
Mark Schleifer Vice President, IP Engineering	2003 2002 2001	208,000 208,000 208,000		105,113 — —	— — 3,796
Robert Beury Chief Legal Officer	2003 2002 2001	200,000 197,333 196,000		105,113 — —	— — 4,555
Bruce Wagner Vice President of Sales	2003 2002 2001	227,246 121,921 —	(2)	151,849 — —	— — —

(1)
Restricted stock awards were made pursuant to the 2003 Incentive Award Plan, whereby shares of Series H Preferred Stock were granted to employees based upon the number of options held to purchase common stock, as discussed in more detail under elsewhere in this prospectus. The dollar value of such shares, as reflected here, assumes a per share value of the Series H Preferred Stock equal to its liquidation value of approximately $168.72 per share.
(2)
Reflects partial year employment—Mr. Wagner joined the Company in June 2002. He resigned in February 2004.

2003 Option Information

        The Company did not grant any options to the named executive officers during the year ended December 31, 2003, nor did any of them exercise any options during that year. Additionally, in October 2003 the Company closed a transaction with certain of its employees including the named executive officers pursuant to which they exchanged all of the options that they then held for shares of the Company's Series H Preferred Stock. This transaction is referred to as the offer to exchange. The offer to exchange is described in greater detail below under "Equity Plans."

        The shares of Series H Preferred Stock issued to the named executive officers pursuant to the offer to exchange, and the number of shares of common stock into which they are convertible (without giving effect to restrictions on such stock) are set forth in the following table:

Named Executive Officer	Shares of Series H preferred stock issued in offer to exchange	Shares of common stock to be issued upon conversion of shares of Series H preferred stock
David Schaeffer	37,801	29,077,708
Helen Lee	5,401	4,154,618
Mark Schleifer	623	479,231
Robert Beury	623	479,231
Bruce Wagner	900	692,308

Equity Plans

        In 1999 the board of directors adopted the Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose for the adoption of the 2000 Equity Incentive Plan was to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The 2000 Equity Incentive Plan provides for a variety of compensation awards, including stock options, stock purchase rights and direct stock grants. The Company's board of directors, through the Compensation Committee, administers the equity plan with respect to all awards. The full board administers the equity plan with respect to options granted to independent directors, if any. No options were granted to the named executive officers under the equity plan in 2003.

        On June 12, 2003, the Compensation Committee of the board of directors adopted, subject to stockholder approval, the 2003 Incentive Award Plan. The Company believed that adoption of the 2003 Incentive Award Plan was necessary to permit it to continue to incentivize its employees, consultants, and directors by granting restricted stock awards as part of their overall compensation. The decision to grant shares of restricted preferred stock under the 2003 Incentive Award Plan was made in order to allow management and employees to share in the proceeds of the Company's sale or other liquidation when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of Common Stock. The Company expects that this structure will incentivize management and employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the 2003 Incentive Award Plan provided only for Common Stock grants.

        The Compensation Committee determined that each of the Company's employees would be eligible to receive grants of Series H Preferred Stock under the 2003 Incentive Award Plan. The number of shares granted to each employee was based on the number of options to purchase common stock granted to that employee under the the 2000 Equity Incentive Plan, and in the case of the Chief Executive Officer, Chief Financial Officer and Controller, the number of options and shares of restricted common stock held by such individuals. As a condition to receiving grants under the 2003 Incentive Award Plan, employees were required to relinquish all options to purchase Common Stock, and in the case of the Chief Executive Officer, Chief Financial Officer and Controller, options to purchase Common Stock and the restricted Common Stock previously issued to them. Restrictions on transfer of shares of Series H Preferred Stock granted under the 2003 Incentive Award Plan in connection with the offer to exchange were removed with respect to 27% of the shares granted upon receipt of the shares and then in equal monthly installments over the subsequent 35 months.

EMPLOYMENT AGREEMENTS

        David Schaeffer Employment Agreement.    David Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of the Company's standard employee benefits and a life insurance policy with a death benefit of $2 million. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, as provided in the Third Amended and Restated Stockholders Agreement, constitutes a material breach of his employment agreement. In the event of a change of control, 100% of his then unvested restricted stock will vest immediately.

        Helen Lee Employment Agreement.    Helen Lee's employment agreement provides for a minimum annual salary of $220,000 for her services as Chief Financial Officer. In the event that her employment with the Company is terminated without cause or constructively terminated, the agreement entitles her to six months of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of a change of control, 100% of her then unvested restricted stock will vest immediately.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides for a minimum annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with the Company is terminated without cause or constructively terminated without cause, the agreement entitles him to three months of salary and continuation of benefits for six months. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then unvested stock options and restricted stock will vest immediately.

        Robert Beury Employment Agreement.    Robert Beury's employment agreement provides for a minimum annual salary of $196,000 for his services. The agreement entitles him to six months of salary and six months of benefits in the event that his employment with the Company is terminated without cause or constructively terminated. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause, 100% of his then unvested stock options and restricted stock will vest immediately.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee of the board of directors is responsible for determining compensation for the Company's executive officers and other employees, and administering the 2003 Incentive Award Plan, the Company's management incentive plan and other compensation programs. The compensation committee currently consists of Messrs. Glassmeyer, Margalit, and Brooks.

        The compensation of the Chief Executive Officer was originally determined in negotiations with the venture capitalists who initially invested in the company in February of 2000, and is governed by the terms of his employment agreement that is discussed above. The compensation of subsequently hired executive officers was determined in negotiations between the Chief Executive Officer and such executive officers and in consultation with the board of directors and the compensation committee and in most cases is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers other than the Chief Executive Officer have been made based upon the recommendation of the Chief Executive Officer after consultation with the compensation committee.

        All Company executive officers also participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans.

        As described above, the compensation committee periodically reviews the compensation of the Company's Chief Executive Officer and each executive officer and determines the compensation for each executive based upon the executive's performance, the Company's attainment of certain financial and strategic objectives and other factors.

                        Compensation Committee:

                        Edward Glassmeyer
                        Erel Margalit
                        Steven Brooks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the year ended December 31, 2003:

  •
  None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's compensation committee;

  •
  None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's compensation committee; and

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's board of directors.

PERFORMANCE GRAPH

        The following graph compares the cumulative return, for the period beginning February 5, 2002, the day the Company's Common Stock began trading, through December 31, 2003 of the Company's Common Stock to the total cumulative return over the same period of the common stocks in (1) The Standard & Poors 500 (S&P 500) Index and (2) an industry peer group consisting of Savvis Communications Corporation (NASDAQ: SVVS); Internap Network Services Corporation (NASDAQ: INAD); Fastnet Corporation (NASDAQ: FSST); Time Warner Telecom Inc. (NASDAQ: TWTC); and U.S. Realtel Inc. (NASDAQ: USRT). The comparison assumes $100 was invested on February 5, 2002 in the Company's Common Stock, the S&P 500 Index and the industry peer group, with dividends, if any, reinvested.

COMPARISON OF 23 MONTH CUMULATIVE TOTAL RETURN*
AMONG COGENT COMMUNICATIONS GROUP, THE S&P 500 INDEX
AND A PEER GROUP

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1015 31st Street N.W. Washington, D.C. 20007 (202) 295-4200 INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.
PROPOSAL APPROVAL OF THE 2004 INCENTIVE AWARD PLAN
New Plan Benefits
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FINANCIAL AND OTHER INFORMATION REGARDING THE COMPANY
OTHER MATTERS
COGENT COMMUNICATIONS GROUP, INC 2004 INCENTIVE AWARD PLAN
ARTICLE 1 PURPOSE
ARTICLE 2 DEFINITIONS AND CONSTRUCTION
ARTICLE 3 SHARES SUBJECT TO THE PLAN
ARTICLE 4 ELIGIBILITY AND PARTICIPATION
ARTICLE 5 STOCK OPTIONS
ARTICLE 6 RESTRICTED STOCK AWARDS
ARTICLE 7 STOCK APPRECIATION RIGHTS
ARTICLE 8 OTHER TYPES OF AWARDS
ARTICLE 9 PROVISIONS APPLICABLE TO AWARDS
ARTICLE 10 CHANGES IN CAPITAL STRUCTURE
ARTICLE 11 ADMINISTRATION
ARTICLE 12 EFFECTIVE AND EXPIRATION DATE
ARTICLE 13 AMENDMENT, MODIFICATION, AND TERMINATION
ARTICLE 14 GENERAL PROVISIONS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2003 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2002 AND DECEMBER 31, 2003 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2001, 2002, and 2003
OUTSTANDING AND EXERCISABLE BY PRICE RANGE As of December 31, 2003
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND MARCH 31, 2004 (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004 (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND MARCH 31, 2004 (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2003, and 2004 (unaudited)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE GRAPH